      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1999



                                                      REGISTRATION NO. 333-77565

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                SOFTWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              7372                             52-1092916
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                        5845 RICHMOND HIGHWAY, SUITE 400
                           ALEXANDRIA, VIRGINIA 22303
                                 (703) 317-2424
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 JUDY G. CARTER
                            CHIEF EXECUTIVE OFFICER
                                SOFTWORKS, INC.
                        5845 RICHMOND HIGHWAY, SUITE 400
                           ALEXANDRIA, VIRGINIA 22303
                                 (703) 317-2424
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              DAVID H. LIEBERMAN, ESQ.                             IRA A. GREENSTEIN, ESQ.
      BLAU, KRAMER, WACTLAR & LIEBERMAN, P.C.                      MORRISON & FOERSTER LLP
         100 JERICHO QUADRANGLE, SUITE 225                       1290 AVENUE OF THE AMERICAS
              JERICHO, NEW YORK 11753                              NEW YORK, NEW YORK 10104
             TELEPHONE: (516) 822-4820                            TELEPHONE: (212) 468-8000
             FACSIMILE: (516) 822-4824                            FACSIMILE: (212) 468-7900

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION DATED MAY 13, 1999


                                3,500,000 SHARES

                                [SOFTWORKS LOGO]
                                   SOFTWORKS

                                  COMMON STOCK


     We are selling 1,000,000 shares of common stock and the selling stockholders are selling 2,500,000 shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. Our common stock is traded on The Nasdaq National Market under the symbol SWRX.


     The underwriters have an option to purchase a maximum of 525,000 additional shares to cover over-allotments of shares.


     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4.



                                                               PER
                                                              SHARE      TOTAL
                                                              ------    --------
Public offering price.......................................  $         $

Underwriting discounts......................................  $         $

Proceeds, before expenses, to SOFTWORKS, Inc................  $         $

Proceeds to selling stockholders............................  $         $


     Delivery of the shares of common stock will be made on or about
               , 1999, against payment in immediately available funds.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SOUNDVIEW TECHNOLOGY GROUP
                    DAIN RAUSCHER WESSELS
                       A DIVISION OF DAIN
                      RAUSCHER INCORPORATED
                                       RAYMOND JAMES & ASSOCIATES, INC.


                       PROSPECTUS DATED           , 1999.

                                   [ARTWORK]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1

Risk Factors..........................     4
Special Note Regarding Forward-Looking
  Statements..........................     8
Use of Proceeds.......................     8
Dividend Policy.......................     8
Price Range of Common Stock...........     9
Capitalization........................     9
Selected Consolidated Financial
  Data................................    10
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    11

Business..............................    23
Management............................    31

                                        PAGE
                                        ----

Certain Transactions..................    36

Principal and Selling Stockholders....    38

Description of Capital Stock..........    40
Shares Eligible For Future Sale.......    42
Underwriting..........................    43
Legal Matters.........................    44
Experts...............................    44
Available Information.................    44

Index to Consolidated Financial
  Statements..........................   F-1
Report of Independent Public
  Accountants.........................   F-2
Notes to Consolidated Financial
  Statements..........................   F-7

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     SOFTWORKS and Catalog Solution are our registered trademarks. This prospectus also includes other registered and unregistered trademarks and service marks which belong to us and other companies. All trademarks and service marks which appear in this prospectus that do not relate to our products and services are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary is not complete and may not contain all of the information that you should consider before you invest in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. Unless we indicate otherwise, the information in this prospectus assumes no exercise of the underwriters' over-allotment option or any other options or warrants.

                                SOFTWORKS, INC.

     We develop, market, license and support storage and performance management software products. Our products are designed to optimize system and application performance and the management of multi-platform storage resources in order to maximize the value of purchased hardware and software. Our products address these issues for organizations that employ enterprise-scale servers, OS/390, UNIX, and Microsoft(R) Windows NT(R) computing environments.

MARKET TRENDS

     Our products serve primarily the storage resource management market, which GartnerGroup, an information technology research and consulting firm, estimates will grow at a compound annual rate of approximately 44% through 2002. The overall complexity of information technology infrastructures has increased because mainframes, UNIX and NT platforms must co-exist to satisfy a variety of business application requirements across multiple platforms. In addition to the increasing complexity of the multi-platform information technology environment, the need to store increasing amounts of data, caused in part by the expanding use of the Internet, is driving the need for software solutions such as ours that provide platform-independent, enterprise-wide storage and performance management.

OUR PRODUCTS

     Our products integrate a proprietary combination of core technologies and a unique design strategy and development methodology which enable our software products to provide immediate performance improvements and cost savings. We call this combination "SOFTWORKS SavanTechnology" or "SST." We believe that SST differs from conventional monitoring and reporting systems management by providing proactive alerts, programmed responses and automated corrective actions. Products employing SST are designed to address the weaknesses and exploit the strengths of operating systems, such as OS/390, UNIX or NT, and access methods found in multiple processing environments.

OUR STRATEGY

     We are capitalizing on our established market position in the mainframe environment in order to become a leading provider of storage management and performance management products for multi-platform environments. We also plan to offer additional systems management products and services for both the mainframe and multi-platform environments. Our strategy is to:

     - capitalize on increased demand for storage;

     - enhance and expand our current product offerings;

     - expand domestic and international sales channels;

     - sell additional products to our customers; and

     - pursue strategic partnerships, alliances and acquisitions.

     Before 1998, our products addressed only the storage and performance management requirements of mainframe operating systems. In 1998, we extended our product family by introducing UNIX and NT-based storage management products. In 1999, we plan to introduce additional storage management products for Oracle, EMC Symmetrix, IBM RAMAC, and StorageTek Tape Silo. We have granted over

6,400 licenses for use of our products at over 2,000 installations worldwide, including installations at 87% of the Fortune 100 and 52% of the Fortune 500 companies. In addition to selling additional products to our existing customers, during 1998 we added 50 new customers. Our customers operate in a variety of industries, such as financial services, healthcare, manufacturing and telecommunications, and include Citicorp, GTE Data Services, NationsBank, PaineWebber, Prudential Service Company, Sprint, State Farm Mutual Auto Insurance and Wal-Mart. We sell our products through a global direct sales force and a network of international distributors and resellers.

ABOUT US

     We incorporated in Maryland in July 1977 and reincorporated in Delaware in May 1998. Our principal offices are located at 5845 Richmond Highway, Alexandria, Virginia 22303 and our telephone number is (703) 317-2424.

                                  THE OFFERING

Common stock offered by us...................  1,000,000 shares

Common stock offered by the selling            2,500,000 shares
  stockholders...............................

Total common stock offered...................  3,500,000 shares

Common stock to be outstanding after the       17,132,734 shares
  offering...................................

Use of proceeds..............................  For working capital and general corporate purposes.

Nasdaq National Market symbol................  SWRX

                         SUMMARY FINANCIAL INFORMATION

      We present the following consolidated financial data for the fiscal years ended December 31, 1996, 1997 and 1998 from our audited financial statements. The consolidated financial data for the three months ended March 31, 1998 and 1999 is derived from our unaudited financial statements. Investors should read "Management's Discussion and Analysis of Operations," beginning on page 12 to obtain a more complete picture, as well as our consolidated financial statements and related notes beginning on page F-1. Other financial information appears elsewhere in this prospectus. All numbers are in thousands, with the exception of per share amounts. The "As Adjusted" column reflects our sale of 1,000,000 shares of common stock at an assumed offering price of $14.00 per share, after deducting the underwriting discount and our offering expenses.


                                                                               THREE MONTHS
                                              YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                           -----------------------------    ------------------
                                            1996       1997       1998       1998       1999
                                           -------    -------    -------    -------    -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue..........................  $16,525    $26,770    $43,749    $ 6,596    $10,258
  Gross margin...........................   15,381     25,135     39,499      5,632      9,493
  Net income (loss)......................      792        786      2,957       (767)        93
                                           =======    =======    =======    =======    =======
  Basic and diluted net income (loss) per
     share...............................  $  0.06    $  0.06    $  0.20    $ (0.05)   $  0.01
                                           =======    =======    =======    =======    =======
  Basic weighted average shares
     outstanding.........................   14,083     14,083     14,860     14,083     15,973
                                           =======    =======    =======    =======    =======
  Diluted weighted average shares
     outstanding.........................   14,083     14,083     14,860     14,083     16,380
                                           =======    =======    =======    =======    =======



                                                                AT MARCH 31, 1999
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 6,759      $18,989
  Working capital...........................................   13,508       25,738
  Total assets..............................................   54,492       66,722
  Long term debt, net of current portion....................    2,401        2,401
  Total stockholders' equity................................   18,781       31,011

                                  RISK FACTORS

     You should carefully consider the following risks, as well as the other information in this prospectus, before deciding to invest in our common stock.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY ON A QUARTERLY BASIS.

     In the past, our operating results have fluctuated significantly from quarter to quarter, and we expect this trend to continue. Our operating results may also fluctuate on an annual basis. Factors which affect our operating results include:

     - the size and timing of customer orders;

     - the timing of renewals or the failure of existing customers to renew their maintenance agreements with us when their current agreements expire;

     - changes in our sales cycle;

     - the timing of new product announcements and introductions of new products by us and our competitors;

     - our ability to develop, introduce and market new products and product enhancements;

     - market acceptance of our products;

     - deferrals of customer orders in anticipation of new products or product enhancements or service offerings;

     - changes in contract terms (including terms affecting the timing of recognition of license and maintenance revenue) and the rate at which such changes are made;

     - our ability to control costs, including the hiring of new employees;

     - changes in our management team; and

     - fluctuating economic conditions.

     Many of these factors are beyond our control. In the past we have recognized a substantial portion of our revenues in the last month of the quarter. If this trend continues, any failure or delay to fill orders by the end of a particular quarter will have an adverse effect on our results of operations.

OUR RECENT GROWTH HAS CAUSED A STRAIN ON OUR MANAGEMENT AND OTHER RESOURCES.

     In recent periods, we have grown rapidly. The speed of this growth has placed a significant strain on our resources, and we expect this trend to continue. To accommodate this growth, we have implemented a variety of new or upgraded operational and financial systems, procedures, and controls, and we have improved our accounting and other internal management systems. We added 79 employees in 1998 and hired an additional 24 employees in the first quarter of 1999. This adds to management responsibilities. We also plan to increase our sales, marketing and software development personnel. This may require substantial management effort and may not be successful. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business, financial condition and results of operations could suffer.

OUR PLANNED EXPANSION OF INTERNATIONAL OPERATIONS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     In order to further increase sales, we will continue to expand our marketing, direct and third party sales and support channels outside the United States, particularly in Europe and the Asia-Pacific region. We have limited experience in marketing our products outside the United States, and we may not be able to increase sales in Europe or elsewhere. International business activities could be limited or disrupted by any of the following:

     - the imposition of governmental controls;

     - restrictions on the export of technology;

     - currency exchange fluctuations;

     - political instability;

     - trade restrictions;

     - changes in tariffs;

     - variations in the protection of intellectual property rights; and

     - additional expenses and risks associated with conducting operations in geographically diverse locations, and in dealing with customers who speak different languages and have diverse cultural approaches to the conduct of business.

     In addition, as we expand our international operations, we must recruit, train and manage qualified personnel, including sales agents. Our failure to attract and retain qualified personnel could have a material adverse effect on our business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 12 and "Business -- Sales, Distribution and Marketing" on page 27.


CHANGES IN TECHNOLOGY MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     The markets for our products change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards, among other factors. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our current products and to develop new products. We cannot guarantee that we will successfully integrate new technologies into our products or develop new products in a timely manner.

     Advances in technology also require us to commit substantial resources to acquiring and applying new technologies for use in our operations. We must continually commit resources to train our personnel to use these new technologies and maintain the compatibility of existing software systems with these new technologies. We cannot be sure that we will be able to continue to commit the resources necessary to refresh our technology infrastructure at the rate demanded by our markets.

     In addition, corporate computing environments have increasingly transitioned from the use of mainframe systems to open, complex networks of diverse systems. Prior to 1998, our products addressed only the storage and performance management requirements of mainframe operating systems. In 1998, we introduced UNIX and NT-based storage and performance products for open systems. We cannot be sure that the products we develop will achieve market acceptance.

CONFLICTS MAY EXIST IN OUR RELATIONSHIP WITH COMPUTER CONCEPTS CORPORATION.

     After the sale of the common stock in this offering, Computer Concepts will beneficially own 42.1% of our outstanding common stock. As the holder of a large block of stock, Computer Concepts may have the ability to control or influence certain fundamental matters affecting us. Under certain circumstances, Computer Concepts' financial condition may influence our decisions, since they own a large block of our stock. Our ongoing relationship with Computer Concepts may result in conflicts of interest, even though they are not engaged in competing businesses.

WE DEPEND ON CERTAIN KEY PERSONNEL.

     Our future success depends in part on our ability to retain qualified management, technical, sales and support personnel for our operations. Competition for these personnel is intense. Specifically, the success of our business is dependent in substantial part upon the abilities of James A. Cannavino, our Chairman of the Board, Judy G. Carter, our President and Chief Executive Officer and Claude R. Kinsey, III, our Vice President and Chief Technology Officer. Although we have an employment agreement with each of these officers, we cannot be sure that they will stay on as employees or continue to provide services to us. The loss of services of any of these officers could likely have a material adverse effect on us. We maintain key person life insurance in the amount of $5 million for both Mr. Cannavino and Ms. Carter, for which we receive the proceeds.

OUR STOCK PRICE MAY BE VOLATILE.

     The stock market in general, and the market for shares of technology companies in particular, have experienced extreme price fluctuations, often unrelated to the operating performance of the affected companies. Many technology companies, including us, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.

OUR SUCCESS DEPENDS UPON PROTECTING OUR INTELLECTUAL PROPERTY.

     Our success depends upon our confidential and proprietary software technology and other intellectual property rights. We do not currently have any patents or pending patent applications, and we rely principally on a combination of:

     - trade secret, copyright and trademark laws;

     - nondisclosure, use restriction and other contractual restrictions and agreements; and

     - certain technical measures to ensure the protection of our technology.

     Trade secret, copyright and trademark laws provide limited protection. These laws, in combination with the steps we take to protect our proprietary rights, may not adequately prevent misappropriation of those rights. Also, such protections do not preclude our competitors from independently developing products similar or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries in which we do business. In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. Such a license may not be available on commercially reasonable terms, if at all. Our failure or inability to protect our proprietary technology or to obtain appropriate licenses could have a material adverse effect on our business, operating results or financial condition.

OUR DEPENDENCE ON PROPRIETARY TECHNOLOGY CREATES THE POTENTIAL FOR RISK OF ERRORS OR FAILURES IN OUR SOFTWARE PRODUCTS.

     Our products are very complicated and may contain errors, failures or bugs. In particular, the wide variety of standard and non-standard computer configurations and the occurrence of errors, failures and bugs in third party platforms and applications make pre-release testing for programming or compatibility errors very difficult, time-consuming and expensive. Furthermore, no amount of testing can guarantee that products which we ship commercially will not contain errors, failures or bugs. Errors, failures or bugs in our products could result in adverse publicity, product returns, loss of or delay in market acceptance of our products or claims by the customer or others against us. Alleviating those problems, if they occur, could require us to make significant expenditures of capital and resources and could cause interruptions, delays or cessation of service to our customers. Errors, failures or bugs in our products could have a material adverse effect on our business, operating results or financial condition.

POSSIBLE ACQUISITIONS MAY DISRUPT OUR BUSINESS.

     In the normal course of our business, we evaluate potential acquisitions of businesses, products and technologies that could complement or expand our business. In connection with any acquisition we do not know whether:

     - we will be able to successfully negotiate the terms of the acquisition;

     - we will be able to successfully finance the acquisition;

     - we will be able to successfully integrate an acquired business, product, or technology into our existing business or products in order to fully benefit from an acquisition; or

     - we will be able to retain key personnel previously associated with the acquired businesses.

     Negotiating potential acquisitions and integrating acquired businesses could divert management's time and resources. We may use proceeds from the offering to consummate a potential acquisition. In addition, completing future mergers or acquisitions may require us to issue a significant number of shares of common stock or incur significant additional indebtedness, which could dilute our earnings or the book value per share of our common stock.

YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR BUSINESS.

     The Year 2000 issue is the result of computer programs using two digits rather than four digits to define the applicable year. Any software or hardware using date-sensitive programs or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Year 2000 issues may also affect our customers' purchasing plans since they may need to expend significant resources to correct their existing systems. As a result, our customers may have reduced funds available to purchase our products.

     We cannot ascertain with complete certainty that all Year 2000 problems affecting our software products have been identified or corrected due to the complexity of these products and the normal interface with a wide range of third party vendor products and computer systems which are not under our control. If any of our products malfunction due to the onset of Year 2000, customers could bring claims against us, which could have a material adverse effect on our business, results of operations or financial condition. Moreover, our customers could choose to convert to other Year 2000-compliant products in order to avoid such malfunctions, which could have a material adverse effect on our business, results of operations or financial condition.

     Further, we believe that certain companies have purchased additional storage capacity in order to address their Year 2000 problems, which has required them to also purchase storage management products such as ours. Accordingly, once these companies have satisfactorily addressed their Year 2000 problems, they may not be required to purchase additional storage capacity or storage management products.

     Our failure to timely address Year 2000 problems in our internal systems would result in disruptions of operations which would adversely impact our business operations.

     We are currently developing contingency plans, but have not yet determined the extent of our exposure with respect to the Year 2000 issue. We cannot be certain that our contingency plans, if implemented, will be adequate to minimize disruptions to our business.

OUR CHARTER PROVISIONS AND STATUTORY LAW MAY INHIBIT CHANGES IN CONTROL OF OUR COMPANY.

     Our certificate of incorporation and bylaws contain provisions which may discourage takeover attempts and hinder a merger, tender offer or proxy contest targeting us, including transactions in which stockholders might receive a premium for their shares. This may limit your ability as a stockholder to approve a transaction that you may think is in your best interest.

     These provisions could reduce the price that certain investors might be willing to pay in the future for shares of common stock or preferred stock. Moreover, although our ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our voting stock.

     Furthermore, we may in the future adopt other measures that may delay, defer or prevent a change in control of SOFTWORKS. We may adopt some of these measures without any further vote or action by stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements and information relating to SOFTWORKS. We generally identify forward-looking statements in this prospectus using words like "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future results may differ significantly from the results we discuss in these forward-looking statements.

                                USE OF PROCEEDS

     We expect to receive approximately $12,230,000 of the net proceeds from the sale of the 1,000,000 shares of common stock offered with this prospectus (after deducting underwriting discounts and estimated offering expenses). We will not receive any proceeds from the sale of shares by the selling stockholders.

     We intend to use the net proceeds of this offering primarily for additional working capital and general corporate purposes, including hiring of additional personnel and international expansion. In addition, we may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance our current product offerings.

     Management will retain broad discretion in the allocation of the net proceeds from this offering. Pending the uses described above, the net proceeds will be invested in interest-bearing, investment-grade securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks. See "Risk Factors -- Possible acquisitions may disrupt our business."


     We expect the net proceeds we receive from this offering to be adequate to fund our working capital needs for at least the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and currently do not intend to pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. In addition, we are a party to a voting trust agreement which limits the payment of dividends. See "Certain Transactions -- Voting Trust Agreement." Payment of future dividends on our common stock will be subject to the discretion of our board of directors and will be contingent upon future earnings, our financial condition, capital requirements, general business conditions and other factors. Therefore, dividends on our common stock may never be paid.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has traded on The Nasdaq National Market under the symbol "SWRX" since our initial public offering on August 4, 1998. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock, as reported by The Nasdaq National Market.


                                                               HIGH      LOW
                                                              ------    ------
Fiscal Year 1998
  Third Quarter 1998 (from August 4, 1998)..................  $ 7.13    $ 3.13
  Fourth Quarter 1998.......................................  $ 7.63    $ 3.38
Fiscal Year 1999
  First Quarter 1999........................................  $14.88    $ 5.38
  Second Quarter 1999 (through May 11, 1999)................  $16.88    $10.75


     On May 11, 1999 the reported last sale price of our common stock on The Nasdaq National Market was $11.875 per share. As of April 16, 1999 there were approximately 28 stockholders of record, and approximately 2,028 beneficial owners, of our common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999: (1) on an actual basis, and (2) as adjusted to reflect our sale of the 1,000,000 shares of common stock offered by this prospectus at an assumed price of $14.00 per share. You should note that the information in this table is unaudited.


                                                                  MARCH 31, 1999
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Long-term debt, net of current portion......................  $ 2,401      $ 2,401
Preferred stock, $0.001 par value, 2,000,000 shares
  authorized; none issued or outstanding....................       --           --
Common stock, $0.001 par value, 150,000,000 shares
  authorized; 15,973,000 shares issued and outstanding
  (actual); 16,973,000 shares issued and outstanding (as
  adjusted).................................................       16           17
Additional paid-in capital..................................   15,201       27,430
Retained earnings...........................................    3,628        3,628
Accumulated other comprehensive loss........................      (64)         (64)
                                                              -------      -------
          Total stockholders' equity........................  $18,781      $31,011
                                                              -------      -------
          Total capitalization..............................  $21,182      $33,412
                                                              =======      =======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the four fiscal years ended December 31, 1995, 1996, 1997 and 1998 are derived from our audited financial statements. The data for the fiscal year ended December 31, 1994 are derived from our unaudited consolidated financial statements. The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 has been derived from our unaudited financial information, which in management's opinion, includes all normal recurring adjustments necessary for a fair presentation of that financial information. This data should be read in conjunction with our consolidated financial statements, related notes, and other financial information included elsewhere in this prospectus. See "Index to Consolidated Financial Statements" on page F-1. All numbers are in thousands, except per share amounts.


                                                                                                         THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                                 ---------------------------------------------------   -----------------
                                                    1994        1995      1996      1997      1998      1998      1999
                                                 -----------   -------   -------   -------   -------   -------   -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 (UNAUDITED)                                              (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses............................    $ 4,438     $ 5,718   $ 8,611   $16,633   $31,725   $ 3,736   $ 6,730
  Services.....................................      5,011       5,908     7,914    10,137    12,024     2,860     3,528
                                                   -------     -------   -------   -------   -------   -------   -------
         Total revenue.........................      9,449      11,626    16,525    26,770    43,749     6,596    10,258
Cost of revenue (exclusive of amortization and
  depreciation shown separately below except
  for amortization of software development
  costs):
  Software licenses............................        223         432       424       580     1,843       439       216
  Services.....................................        360         660       720     1,055     2,407       525       549
                                                   -------     -------   -------   -------   -------   -------   -------
         Total cost of revenue.................        583       1,092     1,144     1,635     4,250       964       765
                                                   -------     -------   -------   -------   -------   -------   -------
Gross margin...................................      8,866      10,534    15,381    25,135    39,499     5,632     9,493
Operating expenses:
  Sales and marketing..........................      2,898       4,262     6,161    12,463    19,666     3,395     5,012
  General and administrative...................      1,970       1,619     2,217     2,791     4,575     1,102     1,072
  Amortization and depreciation................        861       2,088     1,596     1,972     2,169       490       710
  Research and development.....................      2,395       3,935     3,911     6,093     7,800     1,618     2,500
  Impairment on goodwill.......................         --       1,320        --        --        --        --        --
                                                   -------     -------   -------   -------   -------   -------   -------
         Total operating expenses..............      8,124      13,224    13,885    23,319    34,210     6,605     9,294
                                                   -------     -------   -------   -------   -------   -------   -------
Operating income (loss)........................        742      (2,690)    1,496     1,816     5,289      (973)      199
Other expenses.................................         --          --        --        --       252        --        46
                                                   -------     -------   -------   -------   -------   -------   -------
Income (loss) from operations before income
  taxes........................................        742      (2,690)    1,496     1,816     5,037      (973)      153
Provision for (benefit from) income tax........        260        (979)      704     1,030     2,080      (206)       60
                                                   -------     -------   -------   -------   -------   -------   -------
         Net income (loss).....................    $   482     $(1,711)  $   792   $   786   $ 2,957   $  (767)  $    93
                                                   =======     =======   =======   =======   =======   =======   =======
Basic and diluted net income (loss) per
  share........................................    $  0.03     $ (0.12)  $  0.06   $  0.06   $  0.20   $ (0.05)  $  0.01
                                                   =======     =======   =======   =======   =======   =======   =======
Basic weighted average shares outstanding......     14,083      14,083    14,083    14,083    14,860    14,083    15,973
                                                   =======     =======   =======   =======   =======   =======   =======
Diluted weighted average shares outstanding....     14,083      14,083    14,083    14,083    14,860    14,083    16,380
                                                   =======     =======   =======   =======   =======   =======   =======


                                                                        DECEMBER 31,
                                                     ---------------------------------------------------    MARCH 31,
                                                        1994        1995      1996      1997      1998        1999
                                                     -----------   -------   -------   -------   -------   -----------
                                                                                                           (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................    $   246     $   167   $ 1,735   $   360   $ 6,003     $ 6,759
Working capital....................................     (2,098)     (3,516)     (824)     (775)   11,879      13,508
Total assets.......................................     12,633      12,766    22,543    35,683    58,352      54,492
Long-term debt, net of current portion.............        135         465       351     1,294     1,401       2,401
Total stockholders' equity.........................      6,214       4,563     5,355     6,087    18,685      18,781

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We develop, market, license and support storage and performance management software products. Our products are designed to optimize system and application performance and the management of multi-platform storage resources in order to maximize the value of purchased hardware and software. Our products address these issues for organizations that employ enterprise-scale servers, OS/390, UNIX, and Microsoft(R) Windows NT(R) computing environments. We have over 6,400 licenses of our products in use at over 2,000 installations worldwide. Our products are installed at 87% of the Fortune 100 and 52% of the Fortune 500 companies. During 1998, we sold additional products to our existing customers and added 50 new customers.

     Our revenue consists of revenue from licensing our software products, revenue from the maintenance and support of our software products and professional services relating to information technology ("IT") consulting. Generally, we are required by our license agreement to provide maintenance and enhancements during a stated maintenance period. "Maintenance" includes diagnosis and correction of errors in the current version of the product and telephone consultation to discuss general support questions. "Enhancements" include upgrades to the products as they become available and new releases of products, except for those which are sold as charged options to our general customer base. Substantially all of our license agreements are perpetual. Maintenance agreements are typically for a term of one year and renew automatically upon the payment by the customer of an annual maintenance fee.

     We recognize revenue from software licenses in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" and Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." Revenue from the sale of perpetual and term software licenses is recognized, net of provisions for returns, at the time of delivery and acceptance of software products by the customer. We provide creditworthy customers with the option to pay for license fees in one lump sum or in equal annual installments over extended periods of time, generally one to five years. Through 1998, we did not consider sales contracts with amounts due for periods greater than one year from delivery fixed and determinable, and accordingly, recognized such amounts as revenue when they became due. Beginning January 1, 1999, for contracts with payment terms of three years or less, we will recognize the entire amount of the license revenue at the time of delivery and acceptance by the customer. This change is being made since we have established a history which demonstrates that we do not provide any concessions to customers with whom we have these extended payment arrangements. For contracts with amounts due for periods greater than three years, we do not consider such sales fixed and determinable, and accordingly, recognize such amounts as revenue when they become due. Maintenance revenue that is bundled with an initial license fee is deferred and recognized ratably over the maintenance period. Amounts deferred for maintenance are based on the fair value of equivalent maintenance services sold separately. Revenue from professional services is recognized as the services are performed. Deferred license revenue resulting from extended payment agreements beyond one year is included in installment receivables and deferred installment revenue. Related sales commissions are also deferred and recognized over the period of the installment payment plan.

     Maintenance and support services revenue represents the ratable recognition of fees to enroll licensed products in our software maintenance and support program. Enrollment entitles the customer to product enhancements, technical support services, and ongoing compatibility with third party operating systems. Maintenance revenue also includes the ratable recognition of the bundled fees included in any extended term payment agreement. Once a product license is acquired and paid for, maintenance fees are generally incurred annually and equal 15% to 20% of the current list price of the product at the time of renewal, less any applicable discounts. In 1998, approximately 24% of our revenue was generated from maintenance service agreements. Additional revenue is generated when product licenses are transferred to different or larger central processing units ("CPUs").

     Historically, we have not experienced any significant bad debts associated with these long-term installment arrangements which we introduced in 1996. We introduced extended payment terms to all of our customers in an effort to increase sales of our products, achieve a stream of revenue, remain competitive, raise total contract value and establish long-term customer relationships. No single customer accounted for greater than 5% of our total revenue in 1998.

     During 1998, approximately 59% of our license revenue was derived from storage management products and approximately 32% of our license revenue was derived from performance management products. Our cost of license revenue consists primarily of royalties paid to in-house and third party software developers and amortization of capitalized software costs. Beginning in 1997, and continuing for four years, we are obligated to pay a minimum annual royalty associated with certain Year 2000 and other products.

     We derive significant recurring revenue from maintenance service agreements. Maintenance fee revenue was $10.5 million, $10.0 million and $7.9 million, or 23.9%, 37.2% and 47.9% of total revenue in 1998, 1997 and 1996, respectively.

     We market and sell our products and services through a direct sales force in the United States and directly and through distributors in South America, Europe and Asia. International revenue transactions are denominated in U.S. dollars and local currencies. Revenue generated by our international distributors is translated into U.S. dollars at the time the transaction occurs. We have not sustained material foreign currency exchange losses and presently do not attempt to hedge our exposure to fluctuations in international currency exchange rates. Our international revenue contributed approximately 20.1% to our total revenue during 1998, 17.7% to our total revenue during 1997, and 29.5% to our total revenue during 1996. Should our revenue from international sales increase as intended, and should such sales be denominated in international currencies, we intend to adopt an adequate hedging strategy to guard against international currency fluctuations.

     Historically, we have experienced fluctuations in quarterly sales with greater revenues and net earnings in the latter half of the calendar year. As a result, our operating results have fluctuated in the past and in the future are expected to fluctuate significantly from quarter to quarter and may fluctuate on an annual basis as a result of a number of factors. Revenue in any quarter is dependent to a significant degree on orders booked and renewals of agreements for maintenance in that quarter and is not predictable with any degree of certainty. Since our expense levels are based in part on management's expectations regarding future revenue, if revenue is below expectations in any quarter, the adverse effect may be magnified by our inability to adjust spending in a timely manner to compensate for any revenue shortfall.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain consolidated statement of operations data expressed in thousands of dollars (except for per share data).


                                                                             THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               MARCH 31,
                                        -----------------------------    --------------------------
                                         1996       1997       1998         1998           1999
                                        -------    -------    -------    -----------    -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)    (UNAUDITED)
Revenue:
  Software licenses...................  $ 8,611    $16,633    $31,725      $ 3,736        $ 6,730
  Services............................    7,914     10,137     12,024        2,860          3,528
                                        -------    -------    -------      -------        -------
          Total revenue...............   16,525     26,770     43,749        6,596         10,258

                                                                             THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               MARCH 31,
                                        -----------------------------    --------------------------
                                         1996       1997       1998         1998           1999
                                        -------    -------    -------    -----------    -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)    (UNAUDITED)
Cost of revenue (exclusive of
  amortization and depreciation shown
  separately below except for
  amortization of software development
  costs):
  Software licenses...................      424        580      1,843          439            216
  Services............................      720      1,055      2,407          525            549
                                        -------    -------    -------      -------        -------
          Total cost of revenue.......    1,144      1,635      4,250          964            765
                                        -------    -------    -------      -------        -------
Gross margin..........................   15,381     25,135     39,499        5,632          9,493
Operating expenses:
  Sales and marketing.................    6,161     12,463     19,666        3,395          5,012
  General and administrative..........    2,217      2,791      4,575        1,102          1,072
  Amortization and depreciation.......    1,596      1,972      2,169          490            710
  Research and development............    3,911      6,093      7,800        1,618          2,500
                                        -------    -------    -------      -------        -------
          Total operating expenses....   13,885     23,319     34,210        6,605          9,294
                                        -------    -------    -------      -------        -------
Operating income (loss)...............    1,496      1,816      5,289         (973)           199
Other expenses........................       --         --        252           --             46
                                        -------    -------    -------      -------        -------
Income (loss) from operations before
  income taxes........................    1,496      1,816      5,037         (973)           153
Provision for (benefit from) income
  taxes...............................      704      1,030      2,080         (206)            60
                                        -------    -------    -------      -------        -------
Net income (loss).....................  $   792    $   786    $ 2,957      $  (767)       $    93
                                        =======    =======    =======      =======        =======
Basic and diluted net income (loss)
  per share...........................  $  0.06    $  0.06    $  0.20      $ (0.05)       $  0.01
                                        =======    =======    =======      =======        =======
Basic weighted average shares
  outstanding.........................   14,083     14,083     14,860       14,083         15,973
                                        =======    =======    =======      =======        =======
Diluted weighted average shares
  outstanding.........................   14,083     14,083     14,860       14,083         16,380
                                        =======    =======    =======      =======        =======

     The following table sets forth for the periods indicated certain consolidated statement of operations data expressed as a percentage of total revenue.


                                                                             THREE MONTHS ENDED
                                                   DECEMBER 31,                  MARCH 31,
                                              -----------------------    --------------------------
                                              1996     1997     1998        1998           1999
                                              -----    -----    -----    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
Revenue:
  Software licenses.........................   52.1%    62.1%    72.5%       56.6%          65.6%
  Services..................................   47.9     37.9     27.5        43.4           34.4
                                              -----    -----    -----       -----          -----
          Total revenue.....................  100.0    100.0    100.0       100.0          100.0
Cost of revenue (exclusive of amortization
  and depreciation shown separately below
  except for amortization of software
  development costs):
  Software licenses.........................    2.6      2.2      4.2         6.7            2.1
  Services..................................    4.3      3.9      5.5         7.9            5.4
                                              -----    -----    -----       -----          -----
          Total cost of revenue.............    6.9      6.1      9.7        14.6            7.5
                                              -----    -----    -----       -----          -----
Gross margin................................   93.1     93.9     90.3        85.4           92.5

                                                                             THREE MONTHS ENDED
                                                   DECEMBER 31,                  MARCH 31,
                                              -----------------------    --------------------------
                                              1996     1997     1998        1998           1999
                                              -----    -----    -----    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
Operating expenses:
  Sales and marketing.......................   37.3     46.6     44.9        51.5           48.9
  General and administrative................   13.4     10.4     10.5        16.7           10.4
  Amortization and depreciation.............    9.6      7.4      5.0         7.4            6.9
  Research and development..................   23.7     22.7     17.8        24.5           24.4
                                              -----    -----    -----       -----          -----
          Total operating expenses..........   84.0     87.1     78.2       100.1           90.6
                                              -----    -----    -----       -----          -----
Operating income (loss).....................    9.1      6.8     12.1       (14.7)           1.9
Other expenses..............................     --       --      0.6          --            0.4
                                              -----    -----    -----       -----          -----
Income (loss) from operations before income
  taxes.....................................    9.1      6.8     11.5       (14.7)           1.5
Provision for (benefit from) income taxes...    4.3      3.9      4.7        (3.1)           0.6
                                              -----    -----    -----       -----          -----
Net income (loss)...........................    4.8%     2.9%     6.8%      (11.6)%          0.9%
                                              =====    =====    =====       =====          =====


  Three Months Ended March 31, 1999 and 1998

     Revenue. Total revenue increased 55.5% to $10.3 million for the three months ended March 31, 1999 from $6.6 million for the same period in the prior year. License revenue increased 80.1% to $6.7 million for the three months ended March 31, 1999 from $3.7 million for the three months ended March 31, 1998. The increase was primarily due to the increased sales of our products resulting from continued expansion of our worldwide sales force, the conversion from CPU-based pricing to millions of instructions processed per second ("MIPS")-based pricing and the introduction of Resource Availability into the storage management segment. During the three months ended March 31, 1999, MIPS-based licenses accounted for 95% of new sales. Sales in the storage management segment accounted for 60.2% and 57.6% of total license revenue for the three months ended March 31, 1999 and 1998, respectively. License revenue from the performance management segment accounted for 31.5% and 33.8% of total license revenue for the three months ended March 31, 1999 and 1998, respectively. License revenue from the Year 2000 segment accounted for 2.5% of total license revenue for the three months ended March 31, 1999 and 1.0% for the same period in 1998. International revenue increased as a percentage of total revenue to 31.4% from 19.8% for the three months ended March 31, 1999 and 1998, respectively. In terms of absolute dollars, international revenues increased 146.9% to $3.2 million for the three months ended March 31, 1999 from $1.3 million for the same period in the prior year. This increase is primarily attributable to the opening of our sales office in Germany.

     Services revenue, comprised of maintenance revenue and to a lesser extent, revenue from professional services, increased 23.4% to $3.5 million for the three months ended March 31, 1999 from $2.9 million for the same period in the prior year. This increase is attributable to overall growth in license revenue and renewals of maintenance contracts by the installed customer base.

     Cost of Revenue. Cost of software license revenue includes royalties paid to company developers and to a third party under a licensing agreement, amortization of capitalized software development costs and costs of shipping and fulfillment. Cost of software license revenue decreased 50.8% to $216,000, or 2.1% of total revenue for the three months ended March 31, 1999 from $439,000, or 6.7% for the same period in 1998. This decrease was primarily attributable to the termination of certain royalty agreements. Cost of services revenue is comprised of costs of maintenance and to a lesser extent, costs of professional services. Cost of services revenue increased 4.6% to $549,000, or 5.4% of total revenue for the three months ended March 31, 1999 from $525,000, or 7.9% of total revenue for the same period in the prior year. This increase is primarily attributable to the staffing of maintenance personnel to support the growth of the international customer base.

     Sales and Marketing Expense. Sales and marketing expenses include salaries and related costs, commissions, travel, facilities, communications costs and promotional expenses for our direct sales organization and marketing staff. Sales and marketing expenses increased 47.6% to $5.0 million for the three months ended March 31, 1999 from $3.4 million for the three months ended March 31, 1998. This increase was attributable primarily to increased commission expenses resulting from increased sales, and increased personnel costs resulting from growth in our sales organization. Sales and marketing expenses decreased as a percentage of revenue to 48.9% for the three months ended March 31, 1999 from 51.5% for the same period in the prior year.

     General and Administrative Expense. General and administrative expenses include administrative salaries and related benefits, recruiting and relocation expenses, as well as legal, accounting and other professional fees. General and administrative expenses were $1.1 million for the three months ending March 31, 1999 and 1998. General and administrative expenses decreased as a percentage of revenue to 10.4% for the three months ending March 31, 1999 from 16.7% for the same period in the prior year.

     Amortization and Depreciation Expense. Amortization and depreciation expenses increased 44.9% to $710,000 for the three months ended March 31, 1999 from $490,000 for the three months ended March 31, 1998, due to our purchase of new hardware for our data center and the upgrade of our communications infrastructure.

     Research and Development Expense. Research and development expenses include salaries and related costs for software developers, quality assurance and documentation personnel involved in our research and development efforts, as well as support for the research and development effort including our data center operations. Research and development expenses increased 54.5% to $2.5 million or 24.4% of revenue for the three months ended March 31, 1999 from $1.6 million or 24.5% of revenue for the same period in the prior year. The increase is primarily attributable to an increase in personnel necessary to support our research and development efforts.

     Provision for Income Taxes. The provision for income taxes increased to $60,000 for the three months ended March 31, 1999 from a benefit of $206,000 for the three months ended March 31, 1998, representing 39.2% and 21.2% of income
(loss) before taxes, respectively.

  Years Ended December 31, 1998 and 1997

     Revenue. Total revenue increased 63.4% to $43.7 million in 1998 from $26.8 million in 1997. License revenue increased 90.7% to $31.7 million in 1998 from $16.6 million in 1997. The increase was primarily due to the increased sales of our products resulting from continued expansion of our worldwide sales force, the conversion from CPU-based pricing to MIPS-based pricing and the introduction of Resource Availability into the storage management segment. During 1998, MIPS-based licenses accounted for 74% of new sales. Sales in the storage management segment accounted for 59% of total license revenue in 1998 and 1997. License revenue from the performance management segment accounted for 32% of total license revenue in 1998 and 1997. License revenue from the Year 2000 segment accounted for 5.3% of total license revenue in 1998 and 3.5% in 1997. International revenue increased as a percentage of total revenue to 20.1% in 1998 from 17.7% for the period ending December 31, 1997. In terms of absolute dollars, international revenues increased 85.9% to $8.8 million in 1998 from $4.7 million in 1997. This increase is attributable to our continuing international expansion.

     Services revenue, comprised of maintenance revenue and, to a lesser extent, revenue from professional services, increased 18.6% to $12.0 million in 1998 from $10.1 million in 1997. This increase is attributable to overall growth in license revenue, renewals of maintenance contracts by the installed customer base and customer acceptance of the SKILLPACKS and Extended SKILLPACKS services.

     Cost of Revenue. Cost of software license revenue includes royalties paid to company developers and to a third party under a licensing agreement, amortization of capitalized software development costs and costs of shipping and fulfillment. Cost of software license revenue increased 217.8% to $1.8 million, or 4.2% of total revenue in 1998 from $580,000, or 2.2% of total revenue in 1997. This increase was primarily attributable to the royalties paid as a result of a third party licensing agreement that commenced in July 1997, as well as an increase in royalty payments to company developers resulting from increased software license revenue. Costs of services revenue is comprised of costs of maintenance and to a lesser extent, costs of professional services. Cost of services revenue increased 128.2% to $2.4 million, or 5.5% of total revenue in 1998 from $1.1 million, or 3.9% of total revenue in 1997. This increase is primarily attributable to the staffing of maintenance personnel to support the growth of the international customer base and to a lesser extent, the commencement of professional services operations in the third quarter of 1997.

     Sales and Marketing Expense. Sales and marketing expenses include salaries and related costs, commissions, travel, facilities, communications costs and promotional expenses for our direct sales organization and marketing staff. Sales and marketing expenses increased 57.8% to $19.7 million in 1998 from $12.5 million in 1997. This increase was attributable primarily to increased commission expenses resulting from increased sales, and increased personnel costs resulting from growth in our sales organization. In addition, the opening of international sales offices in Germany, Australia and Spain and one domestic sales office contributed to an increase in certain fixed costs over 1997. Sales and marketing expenses decreased to 44.9% of revenue in 1998 from 46.6% in 1997.

     Amortization and Depreciation. Amortization and depreciation expenses increased 10.0% to $2.2 million in 1998 from $2.0 million in 1997, primarily due to the purchase of new hardware for our data center and the upgrade of our communications infrastructure.


     General and Administrative Expense. General and administrative expenses include administrative salaries and related benefits, management fees, recruiting and relocation expenses, as well as legal, accounting and other professional fees. General and administrative expenses increased 63.9% to $4.6 million in 1998 from $2.8 million in 1997. The increase in general and administrative expenses was principally due to an increase in finance and administrative personnel necessary to support our growth and the costs associated with operating as a public company.

     Research and Development Expense. Research and development expenses include salaries and related costs for software developers, quality assurance and documentation personnel involved in our research and development efforts as well as support for the research and development effort including our data center operations. Research and development increased 28.0% to $7.8 million or 17.8% of 1998 revenue from $6.1 million or 22.7% of 1997 revenue. The increase is primarily attributable to an increase in personnel necessary to support our research and development efforts.

     Provision for Income Taxes. The provision for income taxes increased to $2.1 million in 1998 from $1.0 million in 1997. For the period ending December 31, 1997, we reported our financial results on a consolidated basis with Computer Concepts and did not file separate tax returns. On a stand-alone basis, if we had filed a separate Federal tax return, our effective rate for 1997 would have been 56.7%. For 1998 the effective tax rate was 41.3%. The decrease in effective rates is due to the reduction in previously non-deductible operating losses incurred by our international subsidiary corporations. A valuation reserve has been established for the deferred tax asset generated from the remaining international net operating losses as it is uncertain when, and if, these losses will be utilized against future international income.

  Years Ended December 31, 1997 and 1996

     Total Revenue. Total revenue increased 62.0% to $26.8 million in 1997 from $16.5 million in 1996. License revenue increased 93.2% to $16.6 million in 1997 from $8.6 million in 1996. The increase was primarily due to an increase in the number of licenses of our products in the performance management segment and storage management segment, the conversion from CPU-based pricing to MIPS-based pricing, the availability of extended payment terms to customers for a full fiscal year, as well as the introduction of our Year 2000 products. New products in the Year 2000 segment introduced during 1997 accounted for approximately 3.5% of software license revenue. During 1997, we entered into approximately 107 MIPS-based licenses which accounted for $6.2 million in revenue. Sales in the storage management segment accounted for approximately 59% of license revenue in 1997, compared to approximately 60% of license revenue in 1996. Sales in the performance management segment accounted for approximately 32% of license revenue in 1997, compared to approximately 36% of license revenue in 1996. Services revenue is comprised of maintenance revenue and to a lesser extent, revenue from professional services. Services revenue increased 28.1% to $10.1 million in 1997 from $7.9 million in 1996. This increase is attributable to overall growth in license revenue and renewals of maintenance contracts by the installed customer base and to a lesser extent, the commencement of professional services operations in the third quarter of 1997. International revenue decreased as a percentage of total revenue to 17.7% for the period ending December 31, 1997 from 29.5% for the period ending December 31, 1996. In terms of absolute dollars, international revenue decreased slightly to $4.7 million for the period ending December 31, 1997 from $4.9 million for the period ending December 31, 1996.

     Cost of Revenue. Cost of software license revenue increased 36.8% to $580,000, or 2.2% of total revenue, in 1997, from $424,000, or 2.6% of total revenue, in 1996. Cost of services revenue is comprised of costs of maintenance and to a lesser extent, costs of professional services. Cost of services increased 46.5% to $1.1 million in 1997 from $720,000 in 1996. As a percentage of services revenue, cost of services increased to 10.4% in 1997 from 9.1% in 1996. This increase is primarily attributable to the staffing of maintenance personnel to support international sales in lieu of reliance upon distributors and to a lesser extent, the commencement of professional services operations in the third quarter of 1997.


     Sales and Marketing Expense. Sales and marketing expense increased 102.3% to $12.5 million in 1997 from $6.2 million in 1996. The increase was primarily attributable to the expansion of the direct sales force both domestically and internationally. Sales and marketing expense was 46.6% of total revenue in 1997 and 37.3% of total revenue in 1996.

     General and Administrative Expense. General and administrative expense increased 25.9% to $2.8 million in 1997 from $2.2 million in 1996. As a percentage of total revenue, general and administrative expense declined to 10.4% in 1997 from 13.4% in 1996. General and administrative expenses grew in absolute dollars as we added personnel to all administrative areas, but declined as a percentage of total revenue principally due to economies of scale associated with increased revenue.

     Research and Development Expense. Research and development expense increased 55.8% to $6.1 million in 1997 from $3.9 million in 1996. The increase was primarily attributable to our accelerated development of our multi-platform and Year 2000 products.

     Provision for Income Taxes. The provision for income taxes increased 46.3% to $1.0 million in 1997 from $704,000 in 1996. During these years, we were reported on a consolidated basis for Federal income tax purpose with Computer Concepts and did not file a separate Federal tax return. On a stand-alone basis, if we had filed a separate Federal tax return, our effective rates for 1997 and 1996 would have been 56.7% and 47.1%, respectively. These rates differ from the Federal statutory income tax rate primarily because of the non-deductibility of operating losses incurred by the international subsidiary corporations. A valuation reserve has been established for the deferred tax asset generated from international net operating losses as it is uncertain when, and if, these losses will be utilized against future international income.

QUARTERLY RESULTS OF OPERATIONS

     The following tables present certain unaudited quarterly statements of operations data for each of our last eight quarters, including the period ended March 31, 1999, as well as the percentage of our total revenue represented by each item. The information has been derived from our financial statements. The unaudited quarterly financial statements have been prepared on substantially the same basis as the audited financial statements contained herein. In the opinion of management, the unaudited quarterly financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider to be necessary to present fairly this information when read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The results of the operations for any quarter are not necessarily indicative of the results to be expected for any future period.


                                                                      THREE MONTHS ENDED
                                    ---------------------------------------------------------------------------------------
                                    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                      1997       1997        1997       1998       1998       1998        1998       1999
                                    --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                        (IN THOUSANDS)
                                                                          (UNAUDITED)
Revenue:
  Software licenses...............   $3,809     $4,281      $6,248     $3,736     $6,026     $8,172     $13,791    $ 6,730
  Services........................    2,458      2,623       2,685      2,860      3,028      3,075       3,061      3,528
                                     ------     ------      ------     ------     ------     ------     -------    -------
         Total revenue............    6,267      6,904       8,933      6,596      9,054     11,247      16,852     10,258
Cost of revenue (exclusive of
  amortization and depreciation
  shown separately below except
  for amortization of software
  development costs):
  Software licenses...............      114        161         204        439        194        426         784        216
  Services........................      210        278         387        525        526        604         752        549
                                     ------     ------      ------     ------     ------     ------     -------    -------
         Total cost of revenue....      324        439         591        964        720      1,030       1,536        765
                                     ------     ------      ------     ------     ------     ------     -------    -------
Gross margin......................    5,943      6,465       8,342      5,632      8,334     10,217      15,316      9,493
Operating expenses:
  Sales and marketing.............    3,300      3,247       3,611      3,395      4,516      5,181       6,574      5,012
  General and administrative......      594        586         727      1,102      1,254      1,087       1,132      1,072
  Amortization and depreciation...      445        500         591        490        525        616         538        710
  Research and development........    1,540      1,798       1,499      1,618      1,703      2,165       2,314      2,500
                                     ------     ------      ------     ------     ------     ------     -------    -------
         Total operating
           expenses...............    5,879      6,131       6,428      6,605      7,998      9,049      10,558      9,294
                                     ------     ------      ------     ------     ------     ------     -------    -------
Operating income (loss)...........       64        334       1,914       (973)       336      1,168       4,758        199
Other (expense) income............       --         --          --         --       (169)       (84)          1        (46)
                                     ------     ------      ------     ------     ------     ------     -------    -------
Income (loss) from operations
  before income taxes.............       64        334       1,914       (973)       167      1,084       4,759        153
Provision for (benefit from)
  income taxes....................       84        207         902       (206)       180        547       1,559         60
                                     ------     ------      ------     ------     ------     ------     -------    -------
Net (loss) income.................   $  (20)    $  127      $1,012     $ (767)    $  (13)    $  537     $ 3,200    $    93
                                     ======     ======      ======     ======     ======     ======     =======    =======

QUARTERLY RESULTS OF OPERATIONS AS A PERCENTAGE OF TOTAL REVENUE:

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                            1997       1997        1997       1998       1998       1998        1998       1999
                                          --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                    (AS A PERCENTAGE OF TOTAL REVENUE)
                                                                                (UNAUDITED)
Revenue:
  Software licenses.....................    60.8%       62.0%      69.9%      56.6%      66.6%       72.7%      81.8%      65.6%
  Services..............................    39.2        38.0       30.1       43.4       33.4        27.3       18.2       34.4
                                           -----       -----      -----      -----      -----       -----      -----      -----
         Total revenue..................   100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0
Cost of revenue (exclusive
  of amortization and depreciation shown
  separately below except for
  amortization of capitalized software
  development costs):
  Software licenses.....................     1.8         2.3        2.3        6.7        2.1         3.8        4.7        2.1
  Services..............................     3.4         4.1        4.3        7.9        5.8         5.4        4.5        5.4
                                           -----       -----      -----      -----      -----       -----      -----      -----
         Total cost of revenue..........     5.2         6.4        6.6       14.6        8.0         9.2        9.2        7.5
                                           -----       -----      -----      -----      -----       -----      -----      -----
Gross margin............................    94.8        93.6       93.4       85.4       92.0        90.8       90.8       92.5
Operating expenses:
  Sales and marketing...................    52.7        47.0       40.4       51.5       49.9        46.1       39.0       48.9
  General and administrative............     9.5         8.5        8.1       16.7       13.9         9.6        6.7       10.4
  Amortization and depreciation.........     7.1         7.3        6.6        7.4        5.8         5.5        3.2        6.9
  Research and development..............    24.5        26.0       16.8       24.5       18.7        19.3       13.7       24.4
                                           -----       -----      -----      -----      -----       -----      -----      -----
         Total operating expenses.......    93.8        88.8       72.0      100.1       88.3        80.5       62.6       90.6
                                           -----       -----      -----      -----      -----       -----      -----      -----
Operating income (loss).................     1.0         4.8       21.4      (14.7)       3.7        10.3       28.2        1.9
Other expenses..........................     0.0         0.0        0.0        0.0        1.9         0.7        0.0        0.4
                                           -----       -----      -----      -----      -----       -----      -----      -----
Income (loss) from operations before
  income taxes..........................     1.0         4.8       21.4      (14.7)       1.8         9.6       28.2        1.5
Provision for (benefit from) income
  taxes.................................     1.3         3.0       10.1       (3.1)       2.0         4.8        9.2        0.6
                                           -----       -----      -----      -----      -----       -----      -----      -----
Net (loss) income.......................    (0.3)%       1.8%      11.3%     (11.6)%     (0.2)%       4.8%      19.0%       0.9%

                                           =====       =====      =====      =====      =====       =====      =====      =====



     Demand for our products has been generally higher during the fourth quarter, primarily due to the capital spending trends of our customers, which has resulted in higher license revenue in that period and lower license revenue in the first quarter. We anticipate that our business will continue to be subject to such seasonal variations.

     Our operating results for any quarter are not necessarily indicative of results that will be obtained for any future period. Due to the relatively fixed nature of certain of our costs, including personnel and facilities costs, a decline in revenue, failure to achieve expected revenue in any fiscal quarter or unanticipated variations in billing and utilization rates of service personnel would result in lower profitability in that quarter. Our quarterly results may fluctuate as a result of a variety of factors, many of which are beyond our control, including the timing and levels of software purchases by customers, the timing, size and state of new product development projects, new product introductions by us or our competitors, levels of market acceptance for our products, or the hiring of additional personnel. In addition, historically we have recognized a large portion of our revenue from sales in the last month of a quarter so the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Due to the above, we believe that past operating results and period-on-period comparisons should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations through cash generated from operations and proceeds from our recent initial public offering. We had cash and cash equivalents of $6.8 million at March 31, 1999 and $6.0 million at December 31, 1998.


     We have not sustained material foreign currency exchange losses and presently do not attempt to hedge our exposure to fluctuations in foreign currency exchange rates. Should our revenue from international sales increase, and should such sales be denominated in foreign currencies, we intend to adopt an adequate hedging strategy to guard against foreign currency fluctuations.

     For the three months ended March 31, 1999 and 1998, net cash provided by operating activities was $75,000 and $1.7 million, respectively. This decrease is primarily as a result of changes in operating assets and liabilities, primarily due to an increase in our income tax liability as a result of our being taxed as an independent entity.

     For the twelve months ended December 31, 1998 and December 31, 1997, net cash provided by operating activities was $1.3 million and $213,000, respectively. This increase is primarily a result of an increase in net income adjusted for significant non-cash expenses, such as depreciation and amortization.

     Our investing activities primarily include expenditures for fixed assets in support of our product development activities and infrastructure, software development and technology purchases and, for the twelve months ended December 31, 1998 and 1997, additional contingent consideration paid to two former stockholders in connection with our acquisition by Computer Concepts. Net cash used in investing activities decreased 43.1% to $452,000 for the three months ended March 31, 1999 from $795,000 for the same period in the prior year. The decrease was primarily a result of costs incurred in the three month period ended March 31, 1998 for software development and technology purchases and additional contingent consideration paid to two former stockholders in connection with our acquisition by Computer Concepts, offset by increased purchases of property and equipment during the three month period ended March 31, 1999. Net cash used in investing activities increased 29.6% from $2.6 million in 1997 to $3.3 million in 1998. The increase was primarily a result of an increase in purchases related to fixed assets in support of our product development infrastructure.

     For the three months ended March 31, 1999 and 1998, net cash provided by (used in) financing activities was $1.1 million and ($405,000), respectively. The increase in cash provided by financing activities was primarily a result of borrowings under a line of credit agreement.

     For the twelve months ended December 31, 1998 and December 31, 1997, net cash provided by financing activities was $7.7 million and $1.0 million, respectively. The increase in cash provided by financing activities was primarily a result of cash generated from our initial public offering offset by repayments made to Computer Concepts to repay for federal income taxes and borrowings.

     Our principal commitments as of March 31, 1999 consisted primarily of (1) leases on our corporate headquarters facilities, various sales offices and operating equipment, (2) employment agreements, (3) a software licensing and distribution agreement and (4) long-term debt under a line of credit.

     We believe that our current cash and cash equivalent balances, cash flow from operations, and the proceeds of this offering, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. However, we cannot assure you that we will have sufficient capital to finance potential acquisitions or other growth-oriented activities, which could require us to incur additional debt or obtain other financing.

YEAR 2000 ISSUES

     Background. Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Millennium Bug" or "Year 2000 problem."

     Assessment. The Year 2000 problem could affect computers, software, and other equipment which we use, operate, or maintain. Accordingly, we are reviewing our internal computer programs and systems to ensure that the programs and systems will be Year 2000 compliant. We presently believe that our computer systems will be Year 2000 compliant in a timely manner. However, while the estimated cost of these efforts is not expected to be material to our overall financial position, or any year's results of operations, there can be no assurance to this effect.

     We have obtained certification of our processes to assess Year 2000 problems from the Information Technology Association of America (ITAA). Because our business involves software development, we have not sought further verification or validation by independent third parties of our corrections of Year 2000 problems. However, our Year 2000 project team is reviewing our project plans and monitoring progress against those plans.

     Software Sold to Consumers. We believe that we have substantially identified and resolved all potential Year 2000 problems with the software products we develop and market. However, we also believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting our software products have been identified or corrected due to the complexity of these products and the fact that these products interact with other third party vendor products and operate on computer systems which are not under our control.

     Internal Information Technology Infrastructure. We believe that we have identified substantially all of the major computers, software applications, and related equipment used in connection with our internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption to our business. We have commenced the process of modifying, upgrading, and replacing major systems that have been identified as adversely affected, and expect to complete this process before the end of June 1999.

     Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 problem. We are currently assessing the potential effect of, and costs of remediating, the Year 2000 problem on our office and facilities equipment and expect to complete such assessment by June, 1999. We estimate that the total cost of completing any required modifications, upgrades, or replacements of these internal systems will not have a material adverse effect on our business or results of operations. This estimate is being monitored and will be revised as additional information becomes available.

     Suppliers. We have initiated communications, including surveys, with third party suppliers of the major computers, software, and other equipment which we use, operate, or maintain to identify and, to the extent possible, to resolve issues involving the Year 2000 problem. However, we have limited or no control over responses to our inquiries and the actions of these third party suppliers. Thus, while we do not anticipate any significant Year 2000 problems with these systems, we cannot assure you that these suppliers will resolve any or all of their Year 2000 problems with these systems before the occurrence of a material disruption to our business or that of our customers. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition, and results of operation.

     Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business operations. However, we do not believe that it is possible to determine with complete certainty that all Year 2000 problems which affect us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, one cannot accurately predict how many Year 2000 problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. In addition, we are unable to determine with any degree of certainty the changes in buying habits of our current and potential customers due to their concerns over Year 2000 issues. As a result, we expect that we could likely experience a significant number of operational inconveniences and inefficiencies for us and our customers that may divert management's time and attention and our financial and human resources from our ordinary business activities. In addition, we may experience a lesser number of serious system failures that may require significant efforts by us or our customers to prevent or alleviate material business disruptions.

     Contingency Plans. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. We expect to complete our contingency plans by the end of June 1999. Depending on the systems affected, these plans could include accelerated replacement of affected equipment or software, short to medium-term use of backup equipment and software, increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems that arise or to provide manual workarounds for information systems, and similar approaches. If we are required to implement any of these contingency plans, it could have a material adverse effect on our financial condition and results of operations.

     Disclaimer. The discussion of our efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance and the level of incremental costs associated with such compliance, could be adversely affected by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in our ongoing compliance review.

                                    BUSINESS

OVERVIEW

     We develop, market, license and support storage and performance management software products. Our products are designed to optimize system and application performance and the management of multi-platform storage resources in order to maximize the value of purchased hardware and software. Our products address these issues for organizations that employ enterprise-scale servers, OS/390, UNIX, and Microsoft(R) Windows NT(R) computing environments.

     Our products integrate a proprietary combination of core technologies and a unique design strategy and development methodology which enable our software products to provide immediate performance improvements and cost savings. We call this combination "SOFTWORKS SavanTechnology" or "SST." We believe that SST differs from conventional monitoring and reporting systems management by providing proactive alerts, programmed responses and automated corrective actions. Products employing SST are designed to address the weaknesses and exploit the strengths of operating systems, such as OS/390, UNIX or NT, and access methods found in multiple processing environments.

     Prior to 1998, our products addressed only the storage and performance management requirements of mainframe operating systems. In 1998, we extended our product family by introducing UNIX and NT-based storage products. In 1999, we plan to introduce additional storage management products for Oracle, EMC Symmetrix, IBM RAMAC, and StorageTek Tape Silo. We have granted over 6,400 licenses for use of our products at over 2,000 installations worldwide. Our products are installed at 87% of the Fortune 100 and 52% of the Fortune 500 companies. In addition to selling additional products to our existing customers, during 1998 we added 50 new customers. Our customers operate in a variety of industries, such as financial services, healthcare, manufacturing and telecommunications, and include Citicorp, GTE Data Services, NationsBank, PaineWebber, Prudential Service Company, Sprint, State Farm Mutual Auto Insurance and Wal-Mart. We sell our products through a global direct sales force and a network of international distributors and resellers.

INDUSTRY BACKGROUND

     The worldwide IT infrastructure is growing rapidly and becoming increasingly complex. Corporate computing environments have transitioned from the use of closed, proprietary systems to open, complex networks of diverse systems. Although mainframe environments remain the preferred platform for high-volume, transaction-oriented applications, as well as applications that require the storage and rapid retrieval of large amounts of data, there has also been widespread adoption of distributed platforms such as UNIX and NT. As a result, mainframes, UNIX and NT platforms now co-exist to satisfy a variety of business application requirements across an organization, and this increases the overall complexity of the IT infrastructure.

     The increased number of NT and UNIX application servers also makes it more complicated for organizations to effectively manage their IT assets due to the disparate nature of decentralized, multi-platform systems. Additionally, the need to store increasing amounts of data, caused in part by the expanding use of the Internet for communications (e-mail) and business (e-commerce, e-marketing and customer service) applications, is driving the need for software solutions that address enterprise-wide storage and performance management requirements.

     According to GartnerGroup, net new license revenue for the network and systems management and storage management markets in 1997 totaled approximately $8.2 billion. GartnerGroup also estimates that the storage management market is expected to grow at a compound annual rate of approximately 20% through the year 2002. We primarily operate in the storage resource management market, a subset of the storage management market. GartnerGroup expects that revenues of the storage resource management market will grow at a 44% compound annual growth rate, from $201 million in 1997 to $1.2 billion in 2002.

     As a result of the increased complexity of the IT infrastructure, many corporations can no longer guarantee compliance with their "best practices." "Best practices" are a set of standard practices and policies which started in mainframe environments and are designed to ensure the data integrity and availability required by mission-critical computing systems. Corporate IT organizations need solutions that enable them to extend these "best practices" across their multi-platform computing environments.

     Software vendors have responded to the need for UNIX and NT systems management by developing tools tailored to address the unique storage and performance management requirements of each platform. These tools are designed to monitor and provide reports on system performance. Systems management personnel with platform-specific expertise are needed to interpret these reports and identify and correct problems. The result has been a significant increase in the number of technical personnel required to effectively manage enterprise systems, and such personnel are in increasingly short supply.

     Many IT organizations are now demanding next generation tools that move beyond simple monitoring and reporting. They are seeking solutions that incorporate platform-specific intelligence and enable automatic management of storage and performance across heterogeneous environments. Comprehensive storage and performance management solutions should include proactive alerts, programmed responses and automated corrective actions which result in effective management of the increasing volume and complexity of computing environments with fewer specialized technicians. These solutions should also provide an effective vehicle for instituting "best practices" across the enterprise.

THE SOFTWORKS SOLUTION

     We provide automated storage and performance management solutions to help organizations more efficiently and effectively manage their IT infrastructures. Our products possess the following key features:

     - Integrated Storage Management. We believe that many organizations want an integrated suite of products to address their multi-platform storage management needs. Our solutions provide a single point of control and management of storage in OS/390, UNIX and NT computing environments. In addition to providing conventional storage management functions, our solutions are designed to enhance and ensure data and system availability.

     - Automated Storage and Performance Management. In contrast to conventional storage and performance management solutions which merely provide reporting and monitoring capabilities, our products provide automated proactive alerts, programmed responses and corrective actions, which enable IT personnel to focus more of their time on complex mission-critical systems management tasks. "Proactive alerts" detect system events and abnormalities and alert the user to potential system, application or data availability issues. Our products probe system resources to determine if key storage and performance indicators fall within acceptable ranges. If an "out of reasonable range" condition is detected, our products offer three alternative, but not mutually exclusive, responses. Our products can:

        -- notify the management console or appropriate network or system monitoring software;

        -- automatically correct the condition using "pre-programmed responses" which enable the user to program the product to respond appropriately to a particular condition; or

        -- guide the user through "automated corrective actions" which present the user with one or more alternative responses to the condition and guide the user through the corrective action.

     - Intelligent Agent Technology. Our software incorporates intelligent agent technology to perform analysis and management tasks across multi-platform environments. This technology permits systems information to be shared across platforms, as well as with a central point of control. This technology also reduces the need for platform-specific expertise and enhances our customers' ability to effectively manage their systems.

     - Application of "Best Practices" to a Multi-Platform Environment. Our solutions are designed to enable the centralized control of disparate applications and platforms, thereby facilitating the implementation of an organization's "best practices" across multi-platform environments and allowing them to tailor responses to specific requirements. Our solutions operate efficiently in multi-platform environments by using embedded intelligent agents which recognize and respond to the particular requirements of each specific operating system.

     Our solutions are designed to reduce an organization's overall cost to manage its IT infrastructure through a combination of advanced products and technology with comprehensive service and support. Our SST technology is specifically designed to enable our customers to minimize the amount of intervention by IT personnel and to facilitate system availability 24 hours per day, seven days per week. Our solutions often reduce hardware expenditures by permitting organizations to defer purchases of CPU and storage upgrades. Organizations using our automated products can achieve a higher level of system performance, respond more easily to the rapid introduction of new technologies and require fewer specialized technicians to manage the increasing size and complexity of their computing environments.

STRATEGY

     Our objective is to become a leading provider of storage management products, performance management products, and related systems management software products and services on both mainframe and multi-platform environments. The primary elements of our strategy to achieve this objective include the following:

          Capitalize on Increased Demand for Storage. There is an increasing demand for data storage, in part due to the need to store the large amounts of data transmitted over the Internet. In response to this demand, we expect to focus a majority of our marketing activities on the storage management market and intend to continue to enhance and extend our enterprise-wide storage management products. As part of this expansion, we plan to develop storage management agents for specific vendor hardware, such as EMC, StorageTek and IBM, and specific vendor software such as VERITAS and Legato. We then intend to initiate joint marketing activities with those specific vendors.

          Enhance and Extend Current Product Offerings. We intend to use our technical expertise to expand our core product functionality, as well as add products to our existing product line. These products will enhance customers' ability to derive superior performance in mission-critical systems and applications, facilitate the management of enterprise storage devices and data and help ensure system and data availability. We are currently developing the next generation of SST to permit further integration and web-enablement of our products, as well as to allow integration and deployment of third party systems management tools.

          Expand Domestic and International Sales Channels. We intend to continue to focus on expanding our sales efforts. As of March 31, 1999, we have increased our direct sales force to 89 from 11 in January 1996. During 1998, we opened new direct sales offices in Germany, Australia, and Spain and, during the first quarter of 1999, we opened offices in Japan and Singapore. We are continuing to expand our domestic and international distribution channels by adding sales agents and opening additional direct sales offices.

          Sell Additional Products to Our Customers. We have over 1,850 customers who use our products in over 2,000 installations worldwide. On average our customers use three of our products, and we believe there is a significant opportunity to sell additional SOFTWORKS products to them.


          Pursue Strategic Partnerships, Alliances and Acquisitions. In addition to our internal development efforts, we intend to acquire new products and technologies or the distribution rights to third party products that address complementary systems management market segments. We also intend to pursue relationships through which third parties could distribute some of our products. As evidence of this strategy, during 1998, we initiated strategic partnerships with EMC and VERITAS, as well as with IBM for its SystemPac distribution program. These supplement our existing partnerships with HP, Sun, IBM, and Tivoli.

PRODUCTS AND SERVICES

     Using our proprietary SST development methodologies and core technologies, we have developed offerings primarily grouped into two market segments: storage management products and performance management products.

  Products

     The following table describes the functionality of our principal products:


-----------------------------------------------------------------------------------------------------------
                                 INITIAL
                                 RELEASE
            PRODUCT               DATE                             DESCRIPTION
  STORAGE PRODUCTS                         ENTERPRISE-WIDE TOOLS DESIGNED TO FACILITATE STORAGE
                                           MANAGEMENT AND SYSTEM AND DATA AVAILABILITY

  Catalog Solution               1986      - Provides comprehensive OS/390 catalog maintenance,
                                           diagnostics, reporting, backup, repair and recovery
                                           - Reduces disaster recovery time
                                           - Improves the integrity and availability of the catalog
                                           environment and mission-critical data resources distributed across multiple operating system platforms
-----------------------------------------------------------------------------------------------------------
  CenterStage                    1995      - Provides centralized control and monitoring of storage
                                           and data resources distributed across multiple operating
    A suite of independent and               system platforms
    integratable products for              - Reduces the cost, complexity and skill requirements for
    OS/390-MVS, AIX, HP-UX,                capacity planning, disaster recovery, and storage resource
    Solaris, DB2 and                         management
    OpenEdition                            - Reports storage subsystem information and provides an
                                           assessment of storage problems. Provides
                                             customer-controlled automation to correct designated
                                             storage problems and minimize the need for storage
                                             administrators to develop platform-specific solutions
-----------------------------------------------------------------------------------------------------------
  Resource Availability          1998      - Integrates storage management functionality while adding
                                           24x7 proactive catalog monitoring, event-based alerts for
                                             catalog events, and automated corrective actions.
  PERFORMANCE PRODUCTS                     CREATE SUPERIOR PERFORMANCE FOR MISSION-CRITICAL SYSTEMS
                                           AND APPLICATIONS

  Performance Essential I/O      1984      - Designed to optimize and improve system and processing
    Plus for VSAM                            performance
    I/O Plus for xSAM            1993      - Reduces the requirement for manual tuning efforts
    HiperLoad for VSAM           1992      - May defer or eliminate costly processor upgrades while
                                           helping to ensure that service level requirements are met
  TeraSAM                        1995      - Provides transparent file segmentation to overcome VSAM's
                                           4GB file size restriction
                                           - Splits large VSAM files into separate physical data sets that can be managed and processed more efficiently
                                           - Enables parallel backup, restore and reorganization of
                                           segments to reduce batch processing time
  VSAM Assist                    1978      - Provides VSAM backup, recovery, and migration
                                           capabilities to simplify and improve VSAM file and data
                                             maintenance
                                           - Reduces batch processing time while safeguarding data
  VSAM Quick Index               1981      - Reduces batch processing time and processor utilization
                                           by building alternate indices quickly
                                           - Improves data availability by providing faster access to data
-----------------------------------------------------------------------------------------------------------


     In addition, we also have Year 2000 products including HotDate 2000, products which facilitate Year 2000 assessment, remediation and testing on OS/390 and MVS platforms and HotDate 2000/MP, products which perform Year 2000 assessment and remediation for C and COBOL on UNIX (HP-UX, Solaris, AIX) and assessment for Powerbuilder on NT.

     We provide our customers with both product maintenance and enhancement releases under their existing maintenance agreements. Enhancement releases typically occur once a year and are developed primarily to respond to market demand and to ensure that the product is competitive in the market. Maintenance releases occur at a minimum of one maintenance release per product per year. We typically introduce annual upgrades to our existing products.

     Our Product SKILLPACKS are strategic IT services offerings that provide our customers with expertise and assistance in installing and implementing our software products. Product SKILLPACKS are intended to expedite the implementation of our products, accelerate the customer's staff productivity and expose the customer to the full capabilities of our products. Extended SKILLPACKS provide implementation of third party products, assistance with product conversions, training in specific areas related to systems management and address short-term, critical project requirements. SKILLPACKS prices are dependent upon the complexity of each customer's environment, the expertise level of each customer's staff, and each customer's goal and time frame.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     We maintain an experienced staff of customer service personnel to provide technical support to our customers. Each member of our customer service staff is certified through an ongoing in-house training and testing program to provide support for each individual product. Our customer service staff provides product support via telephone and e-mail 24 hours per day, seven days per week. We generally provide software and documentation updates, including maintenance releases, operating system upgrades and major functional upgrades, as part of our customer support services.

CUSTOMERS

     As of March 31, 1999, our products were licensed for use by approximately 1,850 customers at over 2,000 installations, including 87% of the Fortune 100 companies and 52% of the Fortune 500. Our target customers are large organizations with complex computing environments that rely on mainframe, UNIX and NT-based systems.

SALES, DISTRIBUTION AND MARKETING

     We market our products and services through our worldwide distribution channels which include direct sales personnel, agents, and distributors. We have approximately 145 sales and sales support employees who promote the licensing of our products and services. In the United States, we operate 10 sales offices. Internationally, we have sales offices in Australia, Brazil, Canada, France, Germany, Japan, Singapore, Spain and the United Kingdom. Our U.K. office also covers the Scandinavian and Benelux countries. Our international distributors currently are located in Argentina, Chile, Israel, Italy, Mexico, Peru, South Africa, Thailand, Turkey, Uruguay and Venezuela. All offices are responsible for specific geographic territories that may extend beyond the state, province, or country in which the office is located.

     Our direct sales force consists of account managers and sales engineers who, in addition to the sale of our products, are responsible for technical demonstrations, product installation and product implementation. A separate Federal Accounts group specifically targets United States government customers, including end-users and system integrators. In addition, we have established a web-based interface to allow the purchase and download of our UNIX-based products.

     We maintain vendor relationships with leading organizations such as IBM, EMC, Hewlett-Packard, Sun, Oracle, Tivoli, StorageTek and VERITAS. These relationships provide us access to pre-release versions of software to help ensure that our products utilize the latest technology and continue to be competitive with new operating systems and database releases. These relationships also provide us with insight for strategic planning and product direction.

     We maintain marketing programs to support the sales and distribution of our products and services, and communicate corporate direction. Our marketing department is responsible for collateral development, lead generation and brand awareness of SOFTWORKS and its products. Marketing programs include public relations, seminars, industry conferences and trade shows, advertising and direct mail. Our marketing organization also contributes to both the product direction and strategic planning processes by providing market research and conducting surveys and focus groups.

INTELLECTUAL PROPERTY AND LICENSING

     We consider certain features of our software, our internal operations and development process, and our SST methodology and technology to be proprietary. We rely on a combination of trade secret, copyright and trademark laws, contractual provisions and certain technology and security measures to protect our proprietary intellectual property. We do not currently have any patents or pending patent applications. Notwithstanding our efforts to protect our proprietary rights, existing trade secret, copyright, and trademark laws afford only limited protection. In addition, effective protection of copyrights, trade secrets, trademarks and other proprietary rights may be unavailable or limited in certain international countries. We believe that, because of the rapid rate of technological change in the computer software industry, factors such as the knowledge, ability and experience of our employees, product and service offering development, and quality of customer support services are more important than any available trade secret or copyright protection.

     License fees are generated from the initial licensing of a product and the subsequent licenses purchased under our CPU-based licensing program or our MIPS-based licensing program. Included in license revenues are capacity-based license upgrade fees which are charged when a customer acquires the right to run an already licensed product on additional processing capacity measured in MIPS for all CPUs for which our products are licensed. These license upgrade fees include fees associated with a customer's purchase of the right to operate a product with currently installed additional processing capacity and/or with anticipated future processing capacity. We do not sell or transfer title of our products to our customers, but rather a perpetual right to use the product is granted to customers pursuant to a licensing agreement. Under the CPU option, the license fee is based principally upon the number and size of the central processing units. Under the MIPS option, which we are now emphasizing, the license fee is based upon the amount of the customer's computing power as measured in MIPS. In 1998, 74% of our new licenses were priced on a MIPS basis. Our client-server products are licensed to end users on a per-server or length of service basis.

     We generate revenue through perpetual product licenses and maintenance service agreements that are renewed annually on the anniversary of the original purchase date. In 1998, approximately 24% of our revenue was generated from maintenance service agreements. Additional revenue is generated when product licenses are transferred to different or larger CPUs. No single customer accounted for greater than 5% of our total revenue in 1998. Sales of storage management products accounted for 59% of total license revenue in 1998 while license revenue from performance management products accounted for 32% of total license revenue.

     We generally offer our customers extended payment terms of one to five years. In the case of extended payment term agreements, a customer is typically required to make equal annual fixed payments. The first year of maintenance is bundled with standard licensing agreements. In the case of extended payment term agreements, maintenance is bundled for the length of the payment term. After the initial term, in both instances, the customer may purchase maintenance annually. Revenue, with respect to payment terms of three years or less, is recognized upon contract acceptance and delivery of product. Revenue, with respect to extended payment terms of greater than three years is deferred and recognized as payments become due.

     Historically, we have experienced fluctuations in quarterly sales with greater revenue and net earnings in the latter half of the calendar year. As a result, our operating results have fluctuated and are expected to fluctuate significantly from quarter to quarter and may fluctuate on an annual basis as a result of a number of factors. Revenue in any quarter is dependent to a significant degree on orders booked and renewals of agreements for maintenance in that quarter, as well as the buying habits of our customers, and is not predictable with any degree of certainty.

     Currently, we license, on a perpetual basis, certain technology from third parties which is incorporated in some of our products. In the future, we may license additional technology from third parties for incorporation in some of our products on a perpetual or term basis.

RESEARCH AND DEVELOPMENT

     The computer software industry is characterized by rapid technological change which requires ongoing development and maintenance of software products. It is customary for modifications to be made to a software product as experience with its use grows or changes in manufacturers' hardware and software so require.

     We use a design strategy and development methodology, SST, that facilitates product development, adherence to market requirements, quality testing practices, product consistency and ease of integration, and long-term supportability and maintainability. This methodology has evolved to address the changing requirements of product-for-market development that have come about as a result of client-server technology advances. We are currently expanding the scope of our CenterStage suite of products to address Oracle, NT and third party hardware devices and to enhance and extend the SST knowledge base.


     We believe that our research and development staff, many with extensive experience in our industry, represents a significant competitive advantage. As of March 31, 1999, our research and development group consisted of 66 employees. We seek to recruit highly qualified employees, and our ability to attract and retain such employees will be a principal factor in our success in maintaining a leading technological position. For the year ended December 31, 1998, our research and development expenses were $7.8 million, for the year ended December 31, 1997, they were $6.1 million, for the year ended December 31, 1996, they were $3.9 million and for the three months ended March 31, 1999, they were $2.5 million. We believe that significant investments in research and development are required in order for us to remain competitive.


COMPETITION

     The market in which we operate is highly competitive, rapidly evolving and subject to continuous technological change. Our products have traditionally addressed niches within the performance and storage management segments. In conjunction with our SST strategy, we group our existing products into bundles to compete more effectively and better address our customers' strategic issues. This approach enables us to market our products to systems and applications personnel, as well as to a higher level of management within our customer and prospect base.

     Although we believe that we maintain a competitive advantage by bundling our software products to minimize point product competition and by offering products which we believe are unavailable from our competitors, we cannot assure you that we can maintain or enhance our competitive position against current and future competitors. Our competitive position may be affected by factors such as the emergence of new products, fundamental changes in computing technology and data storage and manipulation platforms and applications, and aggressive pricing and marketing strategies by our competitors.

     In the storage management market, our primary competitors are Sterling Software, Inc. and BMC Software, Inc. In the performance management market, our primary competitors are BMC Software, Inc. and Computer Associates International, Inc. In the Year 2000 market, our primary competitors are Compuware, Inc. and Viasoft Inc. We believe that our products compete effectively on the basis of quality, functionality, technical support and service, and embedded intelligence and proactive automation.

EMPLOYEES

     As of March 31, 1999, we employed 264 full-time employees, including 151 in marketing, sales and support services, 66 in research and development, 20 in customer support and maintenance, and 27 in finance and administration. We employ 201 people in the United States and 63 in other countries. Our future success will depend in large part upon our continued ability to attract and retain highly skilled and qualified personnel in a highly competitive environment. We believe our relationships with our employees are good.

PROPERTIES

     Our executive offices, customer support and marketing operations are currently located in facilities occupying approximately 31,000 sq. ft. in Alexandria, Virginia pursuant to a lease expiring in September 2001. The annual rent and maintenance for the facility is approximately $411,000. The lease provides for a renewal option for five years at the then current market rate of rent. We also lease an aggregate of approximately 20,000 sq. ft. at an aggregate annual rental of approximately $350,000 in 11 locations throughout North America which are used for sales activities. We also maintain international sales offices in Australia, Brazil, Canada, France, Germany, Japan, Singapore, Spain and the United Kingdom.

LEGAL PROCEEDINGS

     We are not a party to any litigation that we believe could have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers, and their ages, are as follows:

NAME                                   AGE                           POSITION
----                                   ---                           --------
James A. Cannavino(1)(2).............   54    Chairman of the Board of Directors
Judy G. Carter.......................   46    President, Chief Executive Officer and Director
C.R. Kinsey, III.....................   53    Vice President, Secretary and Chief Technology Officer
Robert C. McLaughlin.................   53    Treasurer and Chief Financial Officer
Robert Devine(1)(2)..................   59    Director
Charles Feld(1)(2)...................   56    Director

---------------
(1) Member, audit committee.

(2) Member, compensation committee.

DIRECTORS AND EXECUTIVE OFFICERS

     James A. Cannavino has been our Chairman of the Board since April 1998. Mr. Cannavino is President and Chief Executive Officer of CyberSafe, Inc., a corporation specializing in network security. He was the President and Chief Executive Officer of Perot Systems Corporation through July 1997, and before that was a Senior Vice President at IBM, responsible for strategy and development. He also served on the IBM Corporate Executive Committee and Worldwide Management Council, and on the board of IBM's integrated services and solutions company. Mr. Cannavino currently is a consultant to Computer Concepts and serves on the boards of the National Center for Missing and Exploited Children, 7th Level, Inc. and Marist College.

     Judy G. Carter has been our President and Chief Executive Officer and a director since October 1993. Prior thereto, Ms. Carter was our Chief Operating Officer from 1991. Ms. Carter started with us as a system software developer and progressed to a number of supervisory and managerial roles, leading to her appointment as Vice President of technical services in 1990. Ms. Carter is a director of Fairfax Opportunities Unlimited, a non-profit organization.

     C.R. Kinsey, III, one of our co-founders, has been our Vice President since May 1998 and has been Secretary and Chief Technology Officer since 1977. From 1977 until May 1998, Mr. Kinsey was also our Treasurer. In addition, Mr. Kinsey is a primary technical advisor to our technology division for new product research and development, product enhancements and service and support.

     Robert C. McLaughlin has been our Treasurer and Chief Financial Officer since March 1998. Prior thereto, Mr. McLaughlin was a Department Director with global responsibilities at Perot Systems Corporation in Dallas, Texas from November 1996 through December 1997. Mr. McLaughlin also served as Senior Vice President for a real estate investment venture in West Palm Beach, Florida from 1993 to 1996, as a Vice President of First Union National Bank of Florida, N.A. in Fort Lauderdale from 1991 to 1993 and as a Vice President of Southeast Bank, N.A. in Miami from 1987 to 1991.

     Robert Devine has been a director since May 1998. Mr. Devine has been a director and the Chief Executive Officer of Chemtainer Industries, Inc. for more than twenty years. Chemtainer Industries manufactures and distributes a diverse array of commercial and consumer products nationally and internationally with eleven plants located in nine states throughout the United States. Mr. Devine is also a director of Rototron Corp. and Tracey International, and has been a director and Vice President of the non-profit New York City Mental Health Association for more than ten years.

     Charles Feld has been a director since July 1998. Mr. Feld has been President of the Feld Group, Inc., a provider of temporary chief information officer consulting services, for more than the past five years. Since December 1997, Mr. Feld has also served as operating Chief Information Officer of Delta Air Lines, an international airline. Prior thereto, from June 1992 until August 1997, Mr. Feld served as operating Chief Information Officer for Burlington Northern Santa Fe Corp.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to our Chief Executive Officer and our other most highly compensated executive officer other than the Chief Executive Officer ("named executive officers") whose total annual salary and bonus equaled or exceeded $100,000 for services rendered for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                          ----------------------------------------
                                                                      OTHER ANNUAL     ALL OTHER
                                                                      COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR    SALARY($)    BONUS($)       ($)(1)          ($)(2)
---------------------------          ----    ---------    --------    ------------    ------------
Judy G. Carter.....................  1997    $155,000(3)  $165,000(4)     --            $  1,000
  President and                      1998    $170,833           --        --                  --
  Chief Executive Officer
C.R. Kinsey, III...................  1997    $155,000(3)  $165,000(4)     --            $189,000
  Vice President, Secretary and      1998    $170,833           --        --            $114,611
  Chief Technology Officer

---------------
(1) No Other Annual Compensation is shown because the amounts of perquisites and other non-cash benefits provided by us do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) All Other Compensation includes royalties paid in respect of software products developed by such officers.

(3) Includes $5,000 deferred from 1996.

(4) Includes $77,500 deferred from 1996.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth details regarding the options granted during our last fiscal year to Judy G. Carter and C.R. Kinsey, III, the persons listed in the Summary Compensation Table.

                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                        FOR OPTION TERM(2)
                           --------------------------------------------   --------------------------------
                                              PERCENT OF      EXERCISE
                                             TOTAL OPTIONS    PRICE OR
                               OPTIONS        GRANTED TO     BASE PRICE   EXPIRATION
NAME                         GRANTED (#)     EMPLOYEES(1)    PER SHARE       DATE        5%        10%
----                       ---------------   -------------   ----------   ----------  --------  ----------
Judy G. Carter(3)........  150,000 Type I                                  6-30-01    $126,758  $  296,720
                           200,000 Type II                                 12-31-02    288,146     671,595
                           --------                                                   --------  ----------
                           350,000                9.7%         $7.00                   414,904     968,315
C.R. Kinsey, III(3)......  200,000 Type I                                  6-30-01     169,011     395,626
                           250,000 Type II                                 12-31-02    360,183     839,494
                           --------                                                   --------  ----------
                           450,000               12.4%         $7.00                  $529,194  $1,235,120

---------------
(1) We granted options for 3,613,850 shares to employees during our fiscal year ended December 31, 1998.

(2) Potential realizable value assumes that our stock price increases from the date the options were granted until the end of the option term at the annual rate specified. Annual compounding results in total appreciation of 15.2% (at 5% per year) for the Type I options with a term of 2.9 years and total appreciation (at 5% per year) of 24.0% for the Type II options with a term of 4.4 years; and 31.8% total appreciation (at 10% per year) for Type I options with a term of 2.9 years and total appreciation (at 10% per year) of 52.1% for the Type II Options with a term of 4.4 years. If the price of our common stock increased at such rates from the price at the end of our 1998 fiscal year ($7.06 per share) over the next three years, our stock price with 5% appreciation would be $8.23 per share and with 10% appreciation would be $9.46 per share. These assumed rates of appreciation are specified in the Commission's rules and are not our estimate or projection of our future stock price growth.


(3) We granted options for 125,000 shares to Judy G. Carter and 40,000 shares to C.R. Kinsey III in February 1999 and 50,000 shares to Judy Carter in May 1999, which amounts are not included in this table.


EMPLOYMENT AGREEMENTS

     We have entered into an agreement with Mr. James A. Cannavino pursuant to which he has agreed to serve as Chairman of our board of directors. As compensation for his services, Mr. Cannavino was granted options to purchase 1,200,000 shares of common stock, 600,000 of which are Type I options and 600,000 of which are Type II options. "Type I" options vested one-half on the earlier of (i) the closing date of our initial public offering (August 7, 1998), or (ii) December 31, 1998 and one-half on December 31, 1998. "Type II" options vest on December 31, 2002, subject to earlier vesting based upon the company reaching certain defined levels of net income. The agreement with Mr. Cannavino further provides for the issuance of a $500,000 full recourse loan to him for relocation or other purposes upon the effective date of our initial public offering. The money was lent to Mr. Cannavino and the loan is due on December 1, 2000. Mr. Cannavino also receives a monthly salary of $2,000 and is reimbursed for certain expenses.

     We have entered into employment agreements with each of Judy G. Carter, C.R. Kinsey, III and Robert C. McLaughlin, which started on the effective date of our initial public offering. The employment agreements with Ms. Carter and Mr. Kinsey terminate December 31, 2002 and the employment agreement for Mr. McLaughlin is for a three year term. The agreements automatically renew for additional one year periods unless we or the employee notifies the other party at least ninety days prior to the en d of any renewal term that we or they desire to terminate such agreement. Pursuant to the agreements, Ms. Carter, Mr. Kinsey, Mr. McLaughlin, receive annual compensation of $200,000, $200,000, and $120,000, respectively and an incentive bonus based on meeting or exceeding annual or quarterly net income targets to be established by the board of directors. The incentive payments to Ms. Carter and Mr. Kinsey were up to $150,000 for 1998 and are up to $200,000 for each of the years 1999 through 2002. Each employment agreement also provides for certain payments following death or disability and further provides, in the event of a change in control of SOFTWORKS, as defined therein, the right, at the employee's election, to terminate the agreement and receive a lump sum payment of approximately three times his or her annual salary.

401(k) SAVINGS PLAN

     We sponsor a retirement plan (the "401(k) Savings Plan") intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. All employees over age 21 who have completed at least 1,000 hours in their first year of employment by us are eligible to participate in the 401(k) Savings Plan. Employees may contribute to the 401(k) Savings Plan on a tax deferred basis up to 20% of their total annual salary, but in no event more than the maximum permitted by the Code ($10,000 in calendar 1998). We match all employee contributions up to $2,375 per year per employee, and all company contributions are fully vested. As of December 31, 1998, 115 employees had elected to participate in the 401(k) Savings Plan. For the fiscal year ended December 31, 1998, our contribution is an aggregate approximately $77,000 to the 401(k) Savings Plan, of which an aggregate $18,800 was a contribution for Judy G. Carter and C.R. Kinsey, III.

1998 LONG TERM INCENTIVE PLAN

     In May 1998, we adopted the SOFTWORKS, Inc. 1998 Long Term Incentive Plan (the "1998 Incentive Plan") in order to motivate our qualified employees, to help us attract employees and to align the interests of those employees with our stockholders' interests.

     The 1998 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," restricted stock, performance grants and other types of awards to our and our affiliates' officers, key employees, consultants and independent contractors.


     The 1998 Incentive Plan, which is administered by the Long Term Incentive Plan Administrative Committee of our board of directors, authorizes the issuance of a maximum of 3,727,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination thereof. If any award under the 1998 Incentive Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. To date, we have granted options to purchase 3,727,000 shares of common stock under the 1998 Incentive Plan. Of the 3,727,000 options granted to date, James A. Cannavino has been granted 600,000 Type I options and 600,000 Type II options, Judy Carter has been granted 150,000 Type I options and 200,000 Type II options, C.R. Kinsey has been granted 200,000 Type I options and 250,000 Type II options and Robert McLaughlin has been granted 20,000 Type I options and 80,000 Type II options. Mr. Cannavino has exercised 200,000 Type I options.


1999 STOCK OPTION PLAN

     In January 1999 we adopted the 1999 Stock Option Plan (the "1999 Plan") in order to motivate our employees, and to help us attract employees and to align the interests of those employees with our stockholders' interests.

     The 1999 Plan provides for the grant of non-qualified stock options to our officers, key employees, consultants and independent contractors.


     The 1999 Plan, which will be administered by our board of directors or a committee of our board, authorizes the issuance of a maximum of 1,250,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination thereof. If any award under the 1999 Plan terminates, expires unexercised, or is cancelled, the shares of the common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. To date, we have granted options to purchase 1,250,000 shares of common stock under the 1999 Plan. Of the 1,250,000 options granted to date, Judy Carter has been granted 175,000 options, C.R. Kinsey has been granted 40,000 options and Robert McLaughlin has been granted 15,000 options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During our last fiscal year, our Compensation Committee consisted of James
A. Cannavino, Charles Feld and Robert Devine. Neither Mr. Feld nor Mr. Devine is our employee.

PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

     Our Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of our directors for certain monetary damages and provide for indemnity of directors and other persons. We do not know of any pending or threatened litigation against us or our directors that would result in any liability for which any of our directors would seek indemnification or similar protection.

     These indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for our directors could result in their less effective management. Consequently, we have agreed to indemnify our directors and officers and have obtained directors and officers liability insurance.

     The provisions which affect personal liability do not void a director's fiduciary duty to us and our stockholders; instead, they eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for the following:

     - failing to act in good faith;

     - engaging in intentional misconduct or knowingly violating a law;

     - authorizing the illegal payment of a dividend or repurchase of stock;

     - obtaining an improper personal benefit;

     - breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between our interests and those of the director); or

     - violating the federal securities laws.

     The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change in our control.

     Basically, the provisions regarding indemnification provide that we will indemnify our directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the company, including actions brought by us or on our behalf (shareholder derivative actions). The provisions do not require that a director show good faith. The provisions also do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profit violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance.

     These provisions reduce the potential rights of action which might otherwise be available to you and other stockholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by providing indemnification against most damages and settlement amounts paid by a director in connection with any stockholders derivative action. However, the provisions do not limit the right of a stockholder to enjoin a director from taking actions in breach of his fiduciary duty, or cause us to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken.

     We have entered into Indemnification Agreements with certain of our officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of certain legal proceedings, including amounts paid in settlement by or on behalf of an indemnitee thereunder.

                              CERTAIN TRANSACTIONS

     In prior fiscal years, Computer Concepts provided certain corporate and administrative services to us, including executive management and professional services (accounting, auditing and legal). These services were performed for $500,000 in each of 1997 and 1996. Prior to 1996, we effectively operated independently of Computer Concepts and were responsible for our own expenses. As a result, prior to 1996, Computer Concepts performed no material services nor incurred any material expenses on our behalf. We and Computer Concepts also jointly participated in certain employee benefit plans (defined contribution and employee health) and we were allocated our applicable share of these costs. Additionally, in prior fiscal years, certain of our employees received part of their compensation in the form of Computer Concepts common stock or options. In 1998, there were no net administrative fees paid to Computer Concepts.

     Mr. Cannavino, our Chairman of the Board, remains a consultant to Computer Concepts and received from Computer Concepts prior to our initial public offering 100,000 shares of our common stock. The 100,000 shares of common stock were transferred in consideration for services rendered to Computer Concepts. It is not anticipated that Mr. Cannavino will receive significant additional compensation from Computer Concepts for future consulting services.

     The employment agreement between us and Mr. Cannavino provides for the issuance of a $500,000 full recourse loan to him for relocation or other purposes upon the effective date of our initial public offering. The money was lent to Mr. Cannavino and the loan is due on December 1, 2000.

     We pay, on behalf of Computer Concepts, the salaries of two of their employees located in the United Kingdom. These two salaries total approximately $160,000 per year. Computer Concepts reimburses us quarterly for the amount of those salaries plus a portion of our overhead.

VOTING TRUST AGREEMENT

     In connection with our initial public offering, we, Computer Concepts, James Cannavino, Daniel DelGiorno, Jr. and Robert Devine, each of whom were then members of our board of directors, entered into a Voting Trust Agreement. On April 22, 1999, Mr. DelGiorno resigned as a director and Trustee and was replaced as a Trustee by Charles Feld, one of our other directors. Pursuant to the Voting Trust Agreement, as amended, Computer Concepts has deposited the shares of our common stock which it owns in a voting trust, together with certain shares of common stock that may be acquired by our affiliates. The Voting Trust Agreement provides, among other things, that the Trustees, who are currently Messrs. Cannavino, Devine and Feld, will have the right to vote the deposited shares in connection with certain specified major transactions (the "Approval Actions") and that Computer Concepts and its affiliates will have the right to vote for the election of directors and on other actions other than Approval Actions, except that if an "independent" Trustee (as defined below) ceases to be a director for any reason or is required to resign as a director of we for failure to remain independent, the remaining independent Trustee(s) will have the right to vote for a successor independent director, which Trustee(s) will take direction from the holders of a majority of the shares of common stock not held by Computer Concepts and its affiliates. The Voting Trust Agreement requires that each Trustee must be a director, that two of the three Trustees must be "independent" and that a Trustee required to be independent who ceases to be so will resign as Trustee and as our director. The Voting Trust Agreement does not prevent the pledge of any of the deposited shares. As used in the Voting Trust Agreement, the term "independent" means any of our directors who does not derive in excess of $60,000 of compensation from Computer Concepts or its affiliates (other than us) in any fiscal year (other than Mr. Cannavino's receipt of 100,000 shares of our common stock referred to above).

     Pursuant to the Voting Trust Agreement, we agree that the following Approval Actions will not be taken without the approval of the Trustees:

     - the sale, lease, encumbrance, assignment, transfer or conveyance of all or substantially all (i.e., 51% or more) of our assets or capital stock to an acquiring party, or our merger or consolidation into or with another corporation, if Computer Concepts or one of its affiliates is a party to such transaction;

     - any filing by us or a subsidiary for relief as a debtor under any bankruptcy or similar law, any application by us or a subsidiary for the appointment of a receiver, trustee, custodian or similar fiduciary for a substantial portion of the consolidated assets of us and our subsidiaries, or the consent by us or a subsidiary to any petition or application seeking similar relief which is filed against us or the subsidiary, or our voluntary liquidation, dissolution or winding up;

     - the declaration or payment of any dividends on any of our capital stock;

     - the incurrence of any liens upon any of our property or properties which, individually or in the aggregate, are material to our operations;

     - the acquisition of any equity security, or any right to acquire any equity security, of any other corporation, other than our formation of one or more wholly-owned subsidiaries (or subsidiaries in which a de minimis number of shares are held by a third party in order to comply with local law), if such other corporation is Computer Concepts or one of its affiliates;

     - the acquisition of assets outside the ordinary course of business from Computer Concepts or one of its affiliates;

     - any transaction or proposed transaction between us and any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than a Trustee, us, any trustee or other fiduciary holding securities under an employee benefit plan of ours, or any corporation owned directly or indirectly by our stockholders in substantially the same proportion as their ownership of our stock), pursuant to which such person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of our then outstanding securities;

     - any transaction or proposed transaction between us and an affiliate or any transaction or proposed transaction between us and Computer Concepts for an aggregate consideration in excess of $1 million unless a fairness opinion is obtained from SoundView Technology Group, Inc. or any other independent investment banking institution of national standing which we appoint; or

     - any other transaction which requires stockholder approval under Delaware law to the extent that any of the parties to the Voting Trust Agreement have been advised in writing by counsel that the transaction presents an actual conflict of interest between Computer Concepts and its affiliates and the other holders of common stock.

     The Voting Trust Agreement will remain in effect until the earliest of: (i) Computer Concepts and its affiliates collectively ceasing to own 25% or more of our common stock, (ii) the acquisition by a person other than Computer Concepts and its affiliates of a greater percentage of our common stock than that then owned by Computer Concepts and its affiliates or (iii) 10 years from the date of the Voting Trust Agreement.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth the beneficial ownership of our common stock as of April 27, 1999 of (1) each person we know to beneficially own 5% or more of our outstanding common stock, (2) each of our executive officers, directors and director nominees, and (3) all of our executive officers and directors as a group. Except as otherwise indicated, all shares of common stock are beneficially owned, and investment and voting power is held, by the persons named as owners. Percentage ownership for all officers and directors as a group includes options currently exercisable or exercisable within 60 days to purchase 1,106,999 shares of common stock before and after the offering.



                                                  SHARES BENEFICIALLY OWNED       PERCENTAGE OWNERSHIP
                                                  --------------------------    ------------------------
                                                    BEFORE         AFTER         BEFORE        AFTER
NAME OF BENEFICIAL OWNER                           OFFERING     OFFERING(1)     OFFERING    OFFERING(1)
------------------------                          ----------    ------------    --------    ------------
Computer Concepts Corp.(2)......................  8,017,700      7,217,700        49.7%         42.1%
Spinneret Financial Systems, Inc.(3)............  1,000,000        333,333         6.2%          2.0%
Tech Connect Consulting Inc. ...................     94,600              0           *             0
Joseph Dekama...................................     12,000              0           *             0
Bo-Tel, Inc. ...................................    244,000        144,000         1.5%            *
Dan Kinsey......................................    136,000         36,000           *             *
DataComp Connections Group, Inc. ...............    125,000         75,000           *             *
Joseph Markus...................................    494,800(4)     298,067         3.0%          1.7%
Linda Neely.....................................     25,000              0           *             0
Dynasoft Inc. ..................................     25,000         10,000           *             *
B R Inc. .......................................     25,000         15,000           *             *
Anthony Coppola.................................     30,000              0           *             0
Internet BiDesign Marketing Inc.................    100,000              0           *             0
Dan DelGiorno Sr. ..............................    328,000        128,000         2.0%            *
Global Access Technology, Inc. .................    133,000         33,000           *             *
James A. Cannavino..............................    607,469(5)     607,469         3.7%          3.5%
Judy G. Carter..................................    208,000(6)     208,000         1.3%          1.2%
C.R. Kinsey, III................................    281,666(7)     281,666         1.7%          1.6%
Robert C. McLaughlin............................     48,333(8)      48,333           *             *
Robert Devine...................................     42,000(9)      42,000           *             *
Charles Feld....................................     42,000(9)      42,000           *             *
All officers and directors as a group (6
  persons)......................................  1,214,468      1,214,468         7.0%          6.7%


---------------
 *  Less than one percent (1%) unless otherwise indicated.

(1) Assumes no exercise of the underwriters' over-allotment option.

(2) The address is 80 Orville Drive, Bohemia, New York 11716. Includes an aggregate 280,000 shares subject to options granted to third parties which are currently exercisable or exercisable within 60 days.

(3) The address is 578 Post Road East, Westport, Connecticut 06880.

(4) Includes 17,300 shares and 34,000 options currently exercisable or exercisable within 60 days owned by Mr. Markus' wife, 15,000 shares and 200,000 options currently exercisable or exercisable within 60 days owned by S/J & Associates, Inc. of which Mr. Markus is the principal stockholder and options currently exercisable or exercisable within 60 days to purchase 131,235 shares of common stock.

(5) Includes options currently exercisable or exercisable within 60 days to purchase 500,000 shares of common stock. Does not include options not yet exercisable nor exercisable within 60 days to purchase 400,000 shares of common stock.

(6) Represents options currently exercisable or exercisable within 60 days to purchase 208,000 shares of common stock. Does not include options not yet exercisable nor exercisable within 60 days to purchase 317,000 shares of common stock.



(7) Represents options currently exercisable or exercisable within 60 days to purchase 281,666 shares of common stock. Does not include options not yet exercisable nor exercisable within 60 days to purchase 208,334 shares of common stock.


(8) Represents options currently exercisable or exercisable within 60 days to purchase 48,333 shares of common stock. Does not include options not yet exercisable nor exercisable within 60 days to purchase 66,667 shares of common stock.

(9) Represents options currently exercisable or exercisable within 60 days to purchase 42,000 shares of common stock. Does not include options not yet exercisable within 60 days to purchase 42,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share and 2,000,000 shares of preferred stock, $.001 par value per share. At the 1999 annual meeting of our stockholders, presently scheduled for June 1999, we intend to propose to amend our certificate of incorporation to decrease our authorized common stock to 50,000,000 shares of common stock.

COMMON STOCK

     General. We have 150,000,000 authorized shares of common stock, 16,080,438 of which were issued and outstanding prior to the closing of this offering. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable. All shares which are the subject of this prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of common stock entitles its holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors consists of three classes each of which serves for a term of three years. At each annual meeting of the stockholders, the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of common stock can elect all of our directors. See "Principal and Selling Stockholders."

     Dividend Policy. All shares of common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any cash dividends since our inception and presently expect that any earnings will be used to develop our business and that no dividends on the shares of common stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions. Therefore dividends on our common stock may not be paid in the future. In addition, pursuant to the Voting Trust Agreement, we may not declare or pay dividends on our common stock without the prior approval of the Trustees. See "Certain Transactions -- Voting Trust Agreement" and "Dividend Policy."

     Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to our holders of the equity after satisfaction of all liabilities, subject to the rights of holders of our preferred stock.

PREFERRED STOCK

     Our certificate of incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock. Currently there are no shares of preferred stock issued or outstanding.

     The issuance of preferred stock by our board of directors could adversely affect the rights of common stockholders by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of preferred stock could be used to discourage or prevent another entity or person from acquiring control of us through the acquisition of shares of common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our certificate of incorporation contains certain provisions which may be deemed to be "anti-takeover" in nature because they may deter, discourage or make it more difficult for another entity or person to assume control of us. In addition to the ability to issue preferred stock, these provisions are as follows:

          A vote of 66 2/3% of the stockholders is required by our certificate of incorporation to approve certain transactions including mergers and sales or transfers of all or substantially all of our assets.

          Our by-laws provide for a classified board of directors and divides the members of our board of directors into three classes: Class I (which consists of Robert Devine) will serve until our 1999 Annual Meeting of Stockholders. Class II (which consists of James A. Cannavino and Judy G. Carter) will serve until our 2000 Annual Meeting of Stockholders. Class III (which consists of Charles Feld) will serve until our 2001 Annual Meeting of Stockholders. After their initial staggered terms, the term of each class will run for three years and expire at successive annual meetings of stockholders. Accordingly, we expect that it would take a minimum of two annual meetings of stockholders to change a majority of our board of directors. Further, directors may only be removed for cause prior to the expiration of their term of office.

DELAWARE GENERAL CORPORATION LAW

     The Delaware General Corporation Law further contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans), or (iii) the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The transfer agent and registrar for the common stock is Manhattan Transfer Registrar Co., Lake Ronkonkoma, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 17,132,734 shares of common stock outstanding. Of these shares, the 3,500,000 shares of common stock sold in this offering (4,025,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliate" (in general, a person who has a control relationship with us), which will be subject to the limitations of Rule 144 adopted under the Securities Act. All of the remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144.


     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including our affiliate (or persons whose shares are aggregated), who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.



     7,217,700 of the shares of restricted stock outstanding upon completion of this offering (6,917,700 shares if the underwriters' over-allotment option is exercised in full) have been held for more than one year. Computer Concepts, which owns all of these shares, has agreed that for a period of 180 days after the effective date of this prospectus, without the prior written consent of SoundView Technology Group, Inc., it will not, with certain limited exceptions, sell or otherwise dispose of any shares of common stock beneficially owned by it. In addition, Computer Concepts has "piggy-back" registration rights for 2,500,000 of such shares for a one-year period from the effective date of this prospectus. Following expiration of the lock-up period (or earlier consent of SoundView Technology Group, Inc.), these shares will be eligible for sale subject to the restrictions of Rule 144. We have registered the 4,977,000 shares reserved for issuance under our stock option plans. The sale of a substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.

                                  UNDERWRITING

     Upon the terms and subject to the conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the underwriters named below, for whom SoundView Technology Group, Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from us and the selling stockholders an aggregate of 3,500,000 shares of common stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
SoundView Technology Group, Inc.............................
Dain Rauscher Wessels.......................................
Raymond James & Associates, Inc.............................
                                                              ---------
          Total.............................................  3,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of common stock are purchased by the underwriters pursuant to the Underwriting Agreement, all such shares of common stock (other than the shares of common stock covered by the over-allotment option described below) must be so purchased.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers (who may include the underwriters) at such
price less a concession not to exceed $     per share. The underwriters may
allow, and such dealers may reallow, a concession not to exceed $     per share
to any other underwriter and certain other dealers. The Representatives have advised us that the underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary control.

     We and certain of the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 525,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. Such option may be exercised solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent that the underwriters exercise such option, each of the underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such underwriter's initial commitment as indicated in the preceding table.

     The offering of the shares offered hereby is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     All of our directors and executive officers and Computer Concepts have agreed that, for a period of 180 days after the date of this prospectus, without the prior written consent of SoundView Technology Group, Inc., they will not, with certain limited exceptions, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the common stock, other than the shares of common stock offered hereby.

     In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock.

Specifically, the underwriters may over-allot in connection with this offering, creating a short position in common stock for their own account. To cover a short position or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. The underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in this offering, if the underwriters repurchase previously distributed common stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the underwriters may bid for, and purchase, shares of common stock in market making transactions. These activities may stabilize or maintain the market price of the common stock above market levels that may otherwise prevail. The underwriters are not required to engage in these activities and may stop any of these activities at any time without notice.

     In connection with this offering, certain underwriters and other selling group members or their affiliates may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in this offering. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Rule 103 limits the net purchases by a passive market maker on each day to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period. The passive market maker must stop its passive market making transactions for the rest of that day when such limit is reached.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York. Members of Blau, Kramer, Wactlar & Lieberman, P.C. own an aggregate of 20,000 shares of our common stock. Certain matters will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS


     Our audited financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             AVAILABLE INFORMATION


     We have filed with the Commission a registration statement on Form S-1, pursuant to the Securities Act, with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement, and its exhibits thereto. For further information with respect to us and the common stock, reference is made to the registration statement and our exhibits, which may be obtained at the locations described below.


     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file reports, proxy statements, information statements and other information with the Commission. You may inspect and copy this information (at prescribed rates) at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, Suite 1300, New York, NY 10048. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding issuers that file electronically with the Commission. In addition, this information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                        SOFTWORKS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets As of December 31, 1997 and 1998
  and As of March 31, 1999 (unaudited)......................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and For the Three Months
  Ended March 31, 1998 (unaudited) and March 31, 1999
  (unaudited)...............................................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1996, 1997 and 1998 and For the
  Three Months Ended March 31, 1999 (unaudited).............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and For the Three Months
  Ended March 31, 1998 (unaudited) and March 31, 1999
  (unaudited)...............................................  F-6
Notes to the Consolidated Financial Statements as of
  December 31, 1997 and 1998 and As of March 31, 1999
  (unaudited)...............................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SOFTWORKS, Inc.:

     We have audited the accompanying consolidated balance sheets of SOFTWORKS, Inc., a Delaware corporation, and subsidiaries (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SOFTWORKS, Inc., and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                      ARTHUR ANDERSEN LLP

Washington D.C.
February 9, 1999

                        SOFTWORKS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   DECEMBER 31,          MARCH 31,
                                                              ----------------------    -----------
                                                                 1997         1998         1999
                                                              -----------    -------    -----------
                                                                                        (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    $   360      $ 6,003      $ 6,759
Accounts receivable, net of allowance for doubtful accounts
  of $206, $289 and $244 in 1997, 1998 and 1999,
  respectively..............................................     10,652       14,316        7,743
Installment receivables.....................................      6,148       16,406       18,440
Prepaid expenses and other current assets...................        984        1,349        2,379
Deferred tax assets.........................................        138          306           --
                                                                -------      -------      -------
          Total current assets..............................     18,282       38,380       35,321
                                                                -------      -------      -------
Installment receivables, noncurrent.........................      6,480        7,908        7,759
Property and equipment, net.................................      1,523        2,498        2,698
Software development costs, net.............................      3,357        3,039        2,732
Goodwill, net of accumulated amortization of $2,477, $3,346
  and $3,568 in 1997, 1998 and 1999, respectively...........      4,611        4,143        3,921
Other assets................................................        734        1,900        1,561
Deferred tax assets, noncurrent.............................        696          484          500
                                                                -------      -------      -------
          Total assets......................................    $35,683      $58,352      $54,492
                                                                =======      =======      =======
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses.......................    $ 4,689      $ 6,136      $ 4,349
Current portion of long-term debt...........................      1,083        1,930        2,060
Deferred maintenance revenue................................      6,225        9,064        7,973
Deferred installment revenue................................      5,506        7,314        7,317
Income taxes payable........................................         --        2,057          114
Due to Principal Shareholder................................      1,554           --           --
                                                                -------      -------      -------
          Total current liabilities.........................     19,057       26,501       21,813
Deferred maintenance revenue, noncurrent....................        740        3,882        4,585
Deferred installment revenue, noncurrent....................      7,122        7,883        6,912
Long-term debt, noncurrent..................................      1,294        1,401        2,401
Payable to Principal Shareholder for federal income taxes...      1,383           --           --
                                                                -------      -------      -------
          Total liabilities.................................     29,596       39,667       35,711
                                                                -------      -------      -------
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value; 2,000,000 shares
  authorized; none issued or outstanding....................         --           --           --
Common stock, $.001 par value; 150,000,000 authorized;
  14,083,000, 15,973,000 and 15,973,000 shares issued and
  outstanding in 1997, 1998 and 1999, respectively..........         14           16           16
Additional paid-in capital..................................      5,549       15,201       15,201
Retained earnings...........................................        578        3,535        3,628
Accumulated other comprehensive loss........................        (54)         (67)         (64)
                                                                -------      -------      -------
          Total stockholders' equity........................      6,087       18,685       18,781
                                                                -------      -------      -------
          Total liabilities and stockholders' equity........    $35,683      $58,352      $54,492
                                                                =======      =======      =======


   The accompanying notes are an integral part of these consolidated balance sheets.

                        SOFTWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               MARCH 31,
                                        -----------------------------    --------------------------
                                         1996       1997       1998         1998           1999
                                        -------    -------    -------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
REVENUE:
  Software licenses...................  $ 8,611    $16,633    $31,725      $ 3,736        $ 6,730
  Services............................    7,914     10,137     12,024        2,860          3,528
                                        -------    -------    -------      -------        -------
          Total revenue...............   16,525     26,770     43,749        6,596         10,258
                                        -------    -------    -------      -------        -------
Cost of revenue (exclusive of
  amortization and depreciation shown
  separately below except for
  amortization of software development
  costs):
  Software licenses...................      424        580      1,843          439            216
  Services............................      720      1,055      2,407          525            549
                                        -------    -------    -------      -------        -------
          Total cost of revenue.......    1,144      1,635      4,250          964            765
                                        -------    -------    -------      -------        -------
Gross margin..........................   15,381     25,135     39,499        5,632          9,493
OPERATING EXPENSES:
  Sales and marketing.................    6,161     12,463     19,666        3,395          5,012
  General and administrative..........    2,217      2,791      4,575        1,102          1,072
  Amortization and depreciation.......    1,596      1,972      2,169          490            710
  Research and development............    3,911      6,093      7,800        1,618          2,500
                                        -------    -------    -------      -------        -------
          Total operating expenses....   13,885     23,319     34,210        6,605          9,294
                                        -------    -------    -------      -------        -------
Operating income (loss)...............    1,496      1,816      5,289         (973)           199
Other expenses........................       --         --        252           --             46
                                        -------    -------    -------      -------        -------
Income (loss) from operations before
  income taxes........................    1,496      1,816      5,037         (973)           153
Provision for (benefit from) income
  taxes...............................      704      1,030      2,080         (206)            60
                                        -------    -------    -------      -------        -------
Net income (loss).....................  $   792    $   786    $ 2,957      $  (767)       $    93
                                        =======    =======    =======      =======        =======
Basic and diluted net income (loss)
  per share...........................  $  0.06    $  0.06    $  0.20      $ (0.05)       $  0.01
                                        =======    =======    =======      =======        =======
Basic weighted average shares
  outstanding.........................   14,083     14,083     14,860       14,083         15,973
                                        =======    =======    =======      =======        =======
Diluted weighted average shares
  outstanding.........................   14,083     14,083     14,860       14,083         16,380
                                        =======    =======    =======      =======        =======


 The accompanying notes are an integral part of these consolidated statements.

                        SOFTWORKS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                     ACCUMULATED
                                        COMMON STOCK       ADDITIONAL   RETAINED        OTHER           TOTAL
                                     -------------------    PAID-IN     EARNINGS    COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                       SHARES     AMOUNT    CAPITAL     (DEFICIT)   (LOSS) INCOME      EQUITY       INCOME (LOSS)
                                     ----------   ------   ----------   ---------   -------------   -------------   -------------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, January 1, 1995...........  14,083,000    $14      $ 5,489      $   711        $ --           $ 6,214
  Contribution to Capital..........          --     --           60           --          --                60
  Net loss and comprehensive
     loss..........................          --     --           --       (1,711)         --            (1,711)        $(1,711)
                                     ----------    ---      -------      -------        ----           -------         -------
BALANCE, December 31, 1995.........  14,083,000     14        5,549       (1,000)         --             4,563
  Net income and comprehensive
     income........................          --     --           --          792          --               792         $   792
                                     ----------    ---      -------      -------        ----           -------         -------
BALANCE, December 31, 1996.........  14,083,000     14        5,549         (208)         --             5,355
  Foreign currency translation
     adjustment....................          --     --           --           --         (54)              (54)        $   (54)
  Net income.......................          --     --           --          786          --               786             786
                                     ----------    ---      -------      -------        ----           -------         -------
     Total comprehensive income....                                                                                    $   732
                                                                                                                       =======
BALANCE, December 31, 1997.........  14,083,000     14        5,549          578         (54)            6,087
  Foreign currency translation
     adjustment....................          --     --           --           --         (13)              (13)        $   (13)
  Issuance of common stock to
     consultant in connection with
     initial public offering.......     190,000     --           --           --          --                --
  Issuance of common stock pursuant
     to the initial public
     offering, net of offering
     costs.........................   1,700,000      2        9,652           --          --             9,654
  Net income.......................          --     --           --        2,957          --             2,957           2,957
                                     ----------    ---      -------      -------        ----           -------         -------
     Total comprehensive income....                                                                                    $ 2,944
                                                                                                                       =======
BALANCE, December 31, 1998.........  15,973,000     16       15,201        3,535         (67)           18,685
  Foreign currency translation
     adjustment (unaudited)........          --     --           --           --           3                 3         $     3
  Net income (unaudited)...........          --     --           --           93          --                93              93
                                     ----------    ---      -------      -------        ----           -------         -------
     Total comprehensive income
       (unaudited).................                                                                                    $    96
                                                                                                                       =======
BALANCE, March 31, 1999
  (unaudited)......................  15,973,000    $16      $15,201      $ 3,628        $(64)          $18,781
                                     ==========    ===      =======      =======        ====           =======


 The accompanying notes are an integral part of these consolidated statements.

                        SOFTWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                                       ----------------------------   -------------------------
                                                        1996      1997       1998        1998          1999
                                                       -------   -------   --------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $   792   $   786   $  2,957    $   (767)      $    93
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities --
    Amortization and depreciation
      Property and equipment.........................      505       697        774         180           252
      Software development costs.....................      543       689      1,480         170           307
      Goodwill.......................................      659       749        869         207           222
    Provision for doubtful accounts..................       50        75        317          55           (45)
    Loss on disposal of property and equipment.......        2        --         --          --            --
    Deferred tax provision (benefit).................      569       (33)        44        (231)          290
  Changes in operating assets and liabilities --
    Accounts receivable and installment
      receivables....................................   (8,598)  (11,002)   (15,667)      1,480         4,733
    Prepaid expenses and other current assets........     (314)     (561)      (365)       (360)       (1,030)
    Other assets.....................................     (306)     (377)    (1,166)         48           339
    Accounts payable and accrued expenses............      761     2,515      1,447        (936)       (1,787)
    Income taxes payable.............................       --        --      2,057          --        (1,943)
    Deferred revenue.................................    8,071     6,675      8,550       1,895        (1,356)
                                                       -------   -------   --------    --------       -------
         Net cash provided by operating activities...    2,734       213      1,297       1,741            75
                                                       -------   -------   --------    --------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................     (445)     (990)    (1,749)       (138)         (452)
  Software development and technology purchases......     (359)   (1,044)    (1,162)       (388)           --
  Additional consideration for SOFTWORKS, Inc.
    acquisition......................................     (478)     (522)      (401)       (269)           --
                                                       -------   -------   --------    --------       -------
         Net cash used in investing activities.......   (1,282)   (2,556)    (3,312)       (795)         (452)
                                                       -------   -------   --------    --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from (payments to) Principal
    Shareholder......................................      145       407     (1,554)       (336)           --
  Change in amount payable to Principal Shareholder
    for federal income taxes.........................       --       858     (1,383)         --            --
  Repayments of long-term debt.......................     (190)     (253)        --         (69)         (891)
  Proceeds from long-term debt.......................      161        --        954          --         2,021
  Net proceeds from initial public offering..........       --        --      9,654          --            --
                                                       -------   -------   --------    --------       -------
         Net cash provided by (used in) financing
           activities................................      116     1,012      7,671        (405)        1,130
                                                       -------   -------   --------    --------       -------
Effect of exchange rate changes on cash and cash
  equivalents........................................       --       (44)       (13)          8             3
                                                       -------   -------   --------    --------       -------
Net increase (decrease) in cash and cash
  equivalents........................................    1,568    (1,375)     5,643         549           756
Cash and cash equivalents, beginning of period.......      167     1,735        360         360         6,003
                                                       -------   -------   --------    --------       -------
Cash and cash equivalents, end of period.............  $ 1,735   $   360   $  6,003    $    909       $ 6,759
                                                       =======   =======   ========    ========       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid......................................  $    46   $    44   $     24    $     10       $   292
                                                       -------   -------   --------    --------       -------
  Income taxes paid..................................  $    40   $   (96)  $     14    $     14       $ 1,713
                                                       =======   =======   ========    ========       =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Assumption of long-term debt from capitalized
    software technology..............................  $    --   $ 2,160   $     --    $     --       $    --
                                                       =======   =======   ========    ========       =======


 The accompanying notes are an integral part of these consolidated statements.

                                SOFTWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS:

  The Company

     SOFTWORKS, Inc. ("SOFTWORKS" or the "Company") designs, develops, markets, and supports systems management software products for enterprise computing environments primarily in the United States. SOFTWORKS wholly owns subsidiaries in the United Kingdom, France, Brazil, Australia, Italy, Germany, and Spain which operate primarily as sales offices. SOFTWORKS was incorporated in 1977 under the state laws of Maryland and reincorporated in 1998 under the state laws of Delaware. In 1993, SOFTWORKS was acquired by Computer Concepts Corp. (the "Principal Shareholder").

  Increase in Authorized Shares and Stock Split

     SOFTWORKS has restated its articles of incorporation to increase the number of authorized shares to 2,000,000 of preferred shares and 150,000,000 of common shares. Additionally, on May 28, 1998, the board of directors of SOFTWORKS effected a 5,000-for-1 stock split. Further, on June 29, 1998, the board of directors of SOFTWORKS declared and issued a stock dividend of 583,000 shares of common stock to its sole stockholder, the Principal Shareholder. The effects of the stock split, and stock dividend have been given retroactive application in the consolidated financial statements for all periods presented.

  Public Offering

     On August 4, 1998, the Company completed an initial public offering ("IPO") of 4,200,000 shares of the Company's common stock, par value $.001. 1,700,000 of these shares were sold by the Company, resulting in net proceeds to the Company of approximately $9.7 million, while the remaining 2,500,000 shares sold were owned by the Principal Shareholder and another stockholder. In conjunction with the IPO, the Company also issued 190,000 shares of common stock to a consultant.

  Voting Trust Agreement


     In conjunction with the IPO, shares owned by the Principal Shareholder were deposited in a voting trust. The voting power of the shares deposited in the trust is held by three trustees who are members of the board of directors of SOFTWORKS. One trustee was the Chief Executive Officer of the Principal Shareholder, who resigned as trustee and director of the Company on April 22, 1999. The three trustees now serving are directors of the Company who do not have a significant financial interest in the Principal Shareholder. This agreement remains in effect until the earliest of: (i) Computer Concepts and its affiliates collectively ceasing to own 25% or more of the common stock, (ii) the acquisition by a person other than Computer Concepts and its affiliates of a greater percentage of the common stock than that then owned by Computer Concepts and its affiliates or (iii) 10 years from the date of the Voting Trust Agreement.


  Principles of Consolidation

     The consolidated financial statements include the accounts of SOFTWORKS and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  Risks and Other Factors

     As a company that develops, markets, licenses and supports a family of enterprise systems management software products for storage management and performance management, SOFTWORKS faces certain risks. These include dependence on proprietary technology, rapid technological change, errors or failures in its products, dependence on key personnel, challenges in recruiting personnel and a highly competitive marketplace.

                                SOFTWORKS, INC.

     As of December 31, 1998, the Principal Shareholder owned more than 50% of the outstanding shares of the Company. The Principal Shareholder received a going concern opinion with respect to its audited financial statements for the year ended December 31, 1997. A going concern opinion was not rendered for 1998. Under certain circumstances, the Principal Shareholder's financial condition may influence its decisions as the controlling stockholder of the Company. The voting trust agreement noted above gives the majority of trustees control over significant corporate actions, including certain dispositions or encumbrances of assets and the payment of dividends.

2.  SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The unaudited consolidated balance sheet as of March 31, 1999, and the unaudited consolidated statements of operations and cash flows for the three months ended March 31, 1998 and 1999, have been prepared by the Company and in the opinion of management include all adjustments, consisting only of normal recurring accruals, which management considers necessary for fair presentation of the financial statements for such periods. The Company's results of operations for the three months ended March 31, 1999, are not necessarily indicative of results that may be expected for any other future interim periods or for the year ending December 31, 1999. Demand for the Company's products has historically been higher during the fourth quarter, primarily due to the capital spending trends of its customers, which has resulted in higher software license revenue in that period and lower software license revenue in the first quarter.

  Revenue Recognition

     Revenue from the sale of perpetual and term software licenses is recognized, net of provisions for returns, at the time of delivery and acceptance of software products by the customer, when collectibility is probable. The Company provides customers with the option to pay for license fees in one lump sum or in installments over extended periods of time, generally one to five years. Through 1998, the Company did not consider sales contracts with amounts due for periods greater than one year from delivery fixed and determinable, and accordingly, recognized such amounts as revenue when they became due. Beginning January 1, 1999, for contracts with payment terms of three years or less, the Company will recognize the entire amount of the license revenue at the time of delivery and acceptance by the customer. This change is being made since the Company has established a history which demonstrates that concessions are not provided to customers with whom we have these extended payment arrangements. For contracts with amounts due for periods greater than three years, we do not consider such sales fixed and determinable, and accordingly, recognize such amounts as revenue when they become due. Maintenance revenue that is bundled with an initial license fee is deferred and recognized ratably over the maintenance period. Amounts deferred for maintenance are based on the fair value of equivalent maintenance services sold separately. Revenue from professional services is recognized as the services are performed. Maintenance and professional service revenue are classified as services revenue on the accompanying statement of operations.

     The American Institute of Certified Public Accountants (AICPA) issued Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), which superceded Statement of Position 91-1 "Software Revenue Recognition." SOP 97-2 provides additional guidance with respect to multiple element arrangements; returns, exchanges, and platform transfer rights; resellers; services; funded software development arrangements; and contract accounting. The Company implemented SOP 97-2 for the year ended December 31, 1997. In March 1998, Statement of Position 98-4 ("SOP 98-4"), "Deferral of the Effective Date of a Provision of SOP 97-2", amended a portion of SOP 97-2. Subsequent to the issuance of SOP 98-4 the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions". SOP 97-2, the amendment contained in SOP 98-4 and the modification contained in SOP 98-9 were adopted by the Company but did not have a material effect on the Company's software revenue recognition policy.

                                SOFTWORKS, INC.

  Cash Equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents.

  Installment Receivables

     The Company offers customers extended payment terms to purchase software. The extended payment plans consist generally of plans with payment terms of one to five years. The Company records an installment receivable for the payments not yet billed by the Company. When the payment is billed by the Company, the payment is classified as accounts receivable.

     The Company imputes interest on the extended payment plans and recognizes interest income as the related deferred license revenue is recognized.

  Property and Equipment

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term. Capitalized lease assets are amortized over the shorter of the lease term or the service life of the related assets.

  Software Development Costs

     Costs associated with the development of software products are generally capitalized once technological feasibility is established. Purchased software technologies are recorded at cost and software technologies acquired in purchase business transactions are recorded at their estimated fair value. Software costs associated with technology development and purchased software technologies are amortized using the greater of the ratio of current revenue to total projected revenue for a product or the straight line method over a useful life of 2 to 5 years. Amortization of software costs begins when products become available for general customer release. Costs incurred prior to the establishment of technological feasibility are expensed as incurred and reflected as research and development costs in the accompanying consolidated statements of operations.

  Goodwill

     In connection with its acquisition by the Principal Shareholder in 1993 under which there was a change in 100 percent of the Company's equity interests, the excess of the acquisition cost of the Company over the then fair value of its tangible and intangible net assets (or goodwill) has been recorded on the books of the Company, using "push-down" accounting. The goodwill is being amortized over a ten year period.

  Impairment of Long-Lived Assets

     The Company reviews its long-lived assets, including goodwill resulting from business acquisitions, capitalized software development costs, and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of December 31, 1998, there has been no impairment in the carrying value of long-lived assets.

                                SOFTWORKS, INC.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates. SFAS No. 109 requires that the net deferred tax asset is to be adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

  Basic and Diluted Net Income (Loss) Per Share


     In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and has been implemented for all periods presented. SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of December 31, 1998 and March 31, 1999 (unaudited), the total stock options outstanding were 3,604,225 and 4,672,500, respectively. Due to the anti-dilutive nature of the options for all audited periods presented, there is no effect on the calculation of weighted average shares for diluted earnings per share. As a result, the audited basic and diluted earnings per share amounts are identical. For the unaudited three months ended March 31, 1998 the outstanding options would have been anti-dilutive in nature; however, for the three months ended March 31, 1999, the effect of the treasury stock method resulted in the inclusion of 407,000 shares in the diluted earnings per share calculation.


     Basic and diluted net earnings per share is also computed pursuant to SEC Staff Accounting Bulletin No. 98 ("SAB 98"). SAB 98 requires that all equity instruments issued at nominal prices, prior to the effective date of an initial public offering, be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date the Company has not had any issuances or grants at nominal prices.

  Foreign Currency

     The functional currency for all of the Company's international subsidiaries is the subsidiary's local currency. Assets and liabilities of international subsidiaries are translated into U.S. dollars at period-end exchange rates and revenue and expense accounts and cash flows are translated at average exchange rates during the period. Gains and losses resulting from translation are recorded as accumulated other comprehensive income in stockholders' equity. Transaction gains and losses are recognized in the consolidated statements of operations as incurred. The Company does not engage in any hedging activities . As a result, there is no guarantee that fluctuations in exchange rates might not have a material adverse effect on the Company's financial results.


     Included in cash and cash equivalents at December 31, 1997, December 31, 1998 and March 31, 1999 (unaudited) is approximately $278,000, $464,000 and $1,000,000, respectively of cash denominated in various foreign currencies.


  New Accounting Pronouncements

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the

                                SOFTWORKS, INC.

financial statements. The adoption of SFAS No. 130 did not have a material impact on the Company's results of operations, financial position, or cash flows.

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 has had no significant impact on the Company's results of operations, financial position or cash flows.


     In March 1998, the AICPA issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", ("SOP 98-1"). SOP 98-1 requires the Company to capitalize internal computer software costs once certain capitalization criteria is met. SOP 98-1 is effective January 1, 1999, and is applied to all projects in progress upon the initial application of SOP 98-1. The adoption of SOP 98-1 did not have a material impact on the Company's results of operations, financial position, or cash flows.


     During 1998, the Company adopted AICPA Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities." The adoption of this statement requires the expensing of preopening costs as incurred. The adoption of SOP 98-5 did not have a material impact on the Company's results of operations, financial position, or cashflows.

  Concentrations and Fair Value of Financial Instruments

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade accounts receivables. At December 31, 1998, the Company's cash investments are held at various financial institutions, which limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts receivables are limited due to the large number of customers comprising the Company's revenue base and their dispersion across different industries and geographic areas. The Company performs ongoing credit evaluations of its customers' financial condition but requires no collateral from its customers. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values.

  Use of Estimates

     In preparing consolidated financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

3.  INSTALLMENT RECEIVABLES AND DEFERRED INSTALLMENT REVENUE:


     Perpetual license agreements may be executed under installment payment plans with payment terms of one to five years. The initial payment due is classified as accounts receivable and the remaining payments are classified as installment receivables. Revenue for payment terms beyond one year, which is not considered fixed and determinable, is classified as deferred installment revenues and recognized when the payments become due.

                                SOFTWORKS, INC.

     Maintenance revenue that is bundled with the initial license fee is deferred, classified as deferred installment revenue and recognized ratably over the maintenance period. The maintenance revenue due within twelve months is classified as accounts receivable and the amount due beyond twelve months is classified as installment receivables.

     The following identifies the payment schedules for the noncurrent installment receivables at December 31, 1998 (in thousands):

                                                              PAYMENT
                                                              SCHEDULE
                                                              --------
Due in 2000.................................................   $5,249
Due in 2001.................................................    1,852
Due in 2002.................................................      756
Due in 2003.................................................       51
                                                               ------
                                                               $7,908
                                                               ======

Deferred installment revenue which relates to the installment receivables is scheduled to be earned as follows (in thousands):

                                                       SOFTWARE     SOFTWARE
                                                       LICENSES    MAINTENANCE    TOTAL
                                                       --------    -----------    ------
Earned in 1999.......................................   $5,656       $1,658       $7,314
                                                        ------       ------       ------
Earned in 2000.......................................    3,988        1,237        5,225
Earned in 2001.......................................    1,428          424        1,852
Earned in 2002.......................................      534          222          756
Earned in 2003.......................................       38           12           50
                                                        ------       ------       ------
                                                        $5,988       $1,895       $7,883
                                                        ======       ======       ======

The Company imputes interest on extended payment contracts for which recognition of license revenue has been deferred based on a borrowing rate of 6.1% (LIBOR plus one percent). Interest income is recognized when the related deferred license revenue is recognized. Extended payment contracts for which license revenue has been recognized at the time of delivery and acceptance, have been discounted based on a borrowing rate of 6.1% (LIBOR plus one percent). The discount is recognized as interest income on an effective yield basis. Interest income included in software license revenue is $0 in 1996, $136,000 in 1997, $433,000 in 1998, and $111,000 for the three months ended March 31, 1999 (unaudited).


4.  PREPAID EXPENSES AND OTHER ASSETS:

     Included in prepaid expenses and other current assets are prepaid commissions of $511,000, $839,000 and $671,000 at December 31, 1997, December 31, 1998, and March 31, 1999 (unaudited), respectively. Also included in other assets are noncurrent prepaid commissions of $538,000, $878,000 and $544,000 at December 31, 1997, December 31, 1998 and March 31, 1999 (unaudited), respectively.

                                SOFTWORKS, INC.

5.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                             DECEMBER 31,
                                           USEFUL LIFE    ------------------     MARCH 31,
                                            IN YEARS       1997       1998         1999
                                           -----------    -------    -------    -----------
                                                                                (UNAUDITED)
Computer equipment and software..........    3 to 5       $ 2,565    $ 4,214      $ 4,652
Furniture and fixtures...................    5 to 7           204        250          263
Leasehold improvements...................       7             500        554          554
                                                          -------    -------      -------
                                                            3,269      5,018        5,469
Less: Accumulated depreciation...........                  (1,746)    (2,520)      (2,771)
                                                          -------    -------      -------
  Property and equipment, net............                 $ 1,523    $ 2,498      $ 2,698
                                                          =======    =======      =======


6.  SOFTWARE DEVELOPMENT COSTS:

     Software development costs consist of the following (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1997      1998       1999
                                                          ------    ------   -----------
                                                                             (UNAUDITED)
Capitalized software development costs................    $1,242    $2,298     $2,298
Purchased and acquired software technologies for
  resale..............................................     4,228     4,334      4,334
                                                          ------    ------     ------
                                                           5,470     6,632      6,632
Less: Accumulated amortization........................    (2,113)   (3,593)    (3,900)
                                                          ------    ------     ------
  Capitalized software development costs, net.........    $3,357    $3,039     $2,732
                                                          ======    ======     ======


     In July 1997, the Company acquired from Cognizant Technology Solutions Corporation ("CTS") the rights to certain technology (the "Technology") that complement certain Year 2000 product solutions and the development of the Company's application resource management tools. Pursuant to the software distribution agreement, in exchange for the Technology rights, the Company is required to pay CTS a royalty on sales of the Technology at defined rates subject to minimum annual royalties as follows: $100,000 in 1997, $900,000 in 1998, $1,400,000 in 1999 and $400,000 in 2000. An asset equal to the present value of the minimum annual royalties of $2,160,000 has been recorded as purchased and acquired software technologies for resale and is being amortized using the straight-line method over the five year term of the agreement. The payment obligation is recorded as debt.

7.  ACQUISITION BY THE PRINCIPAL SHAREHOLDER:

     In September 1993, the Company was acquired by the Principal Shareholder and the acquisition was accounted for using the purchase method of accounting. Accordingly, assets and liabilities were recorded at their fair values as of the effective date of the acquisition, and the operations of the Company have been included in the Principal Shareholder's consolidated statements of operations since that date. The purchase price approximated $5,700,000 (payable in cash and restricted common stock of the Principal Shareholder) and originally resulted in $5,484,000 of goodwill related to the excess of cost over the fair value of net assets acquired. The acquisition agreement also required the Company to make additional contingent purchase consideration payments to two of the Company's former stockholders based upon certain product revenue for the four-year period ending September 1998, up to a maximum of $1,000,000 each, for an aggregate maximum of $2,000,000. As of December 31, 1998, the Company had paid the maximum of $2,000,000 to the non-employee former stockholders, which has been treated as additional

                                SOFTWORKS, INC.

consideration in connection with the acquisition and, accordingly, added to the goodwill related to the acquisition.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following (in thousands):


                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1997      1998       1999
                                                          ------    ------   -----------
                                                                             (UNAUDITED)
Trade accounts payable................................    $1,834    $1,069     $1,654
Accrued payroll and benefits..........................       579     1,046        857
Commissions payable...................................     1,368     2,463        567
Royalties payable.....................................        75       538        117
Other accrued expenses................................       833     1,020      1,154
                                                          ------    ------     ------
                                                          $4,689    $6,136     $4,349
                                                          ======    ======     ======


9.  STOCK OPTIONS AND STOCK-BASED COMPENSATION:

  Principal Shareholder Common Stock and Options

     Prior to the IPO, certain Company employees received part of their compensation in the form of the Principal Shareholder's common stock or options. Included in the Company's consolidated statements of operations are noncash compensation charges related to the fair value of the Principal Shareholder's common stock issued and noncash compensation charges related to the intrinsic value of stock options granted pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". Charges for both stock and options totaled $187,000 and $18,000 for the years ended December 31, 1996 and 1997, respectively. During 1998, no such stock or options were issued. Accordingly, there were no related charges. In addition, during 1998, certain outstanding options under the existing plan were repriced; however, there were no related charges to the Company associated with this repricing.

  Stock Option Plan

     In May 1998, the Company adopted the SOFTWORKS, Inc. 1998 Long-Term Incentive Plan (the "1998 Incentive Plan") which authorizes the issuance of a maximum of 3,727,000 shares of common stock. The 1998 Incentive Plan provides for grants of options to officers, key employees, consultants and independent contractors of the Company and its affiliates. The 1998 Incentive Plan provides for the granting of incentive stock options, non-qualified stock options, performance grants and other types of awards. This plan is administered by the Long-Term Incentive Plan Administrative Committee of the board of directors, which has sole discretion and authority, consistent with the provisions of the 1998 Incentive Plan, to determine which eligible participants will receive options, the time when options will be granted and the terms of options granted. In January 1999, the Company adopted the 1999 Stock Option Plan which authorizes the issuance of up to 1,250,000 shares of common stock to officers, key employees, consultants and independent contractors.

                                SOFTWORKS, INC.

     Prior to the implementation of the 1998 Incentive Plan, the Company did not have a stock option plan in place. The following is a summary of the option activity of the 1998 Incentive Plan and the 1999 Stock Option Plan:


                                                                             WEIGHTED-
                                                                              AVERAGE
                                                               OPTIONS     EXERCISE PRICE
                                                              ---------    --------------
Balance, December 31, 1997..................................         --        $  --
Stock options granted.......................................  3,613,850         7.00
Stock options exercised.....................................         --           --
Stock options canceled......................................     (9,625)        7.00
                                                              ---------        -----
Balance, December 31, 1998..................................  3,604,225         7.00
Stock options granted (unaudited)...........................  1,121,250         7.00
Stock options exercised (unaudited).........................         --           --
Stock options canceled (unaudited)..........................    (52,975)        7.00
                                                              ---------        -----
Balance, March 31, 1999.....................................  4,672,500        $7.00
                                                              =========        =====

     As of December 31, 1998, options to purchase 1,599,660 shares of common stock were exercisable with a weighted-average exercise price of $7.00. The weighted-average remaining contractual life of options outstanding at December 31, 1998, was 3.3 years. The weighted average fair value of options issued in 1998 was $3.77.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the "intrinsic value method" as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in APB Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting had been applied. The Company applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation.

     Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, the Company's net income and net income per share would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             1996     1997      1998
                                                             -----    -----    ------
Net income (loss) attributable to common stockholders:
  As reported..............................................  $ 792    $ 786    $2,957
  Pro forma................................................    672      598      (287)
Basic and diluted income (loss) per share:
  As reported..............................................  $0.06    $0.06    $ 0.20
  Pro forma................................................   0.05     0.04     (0.02)

                                SOFTWORKS, INC.

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the years ended December 31, 1996, 1997 and 1998: no dividend yield, expected volatility from 72% to 130%, risk-free interest rates from 5.4% to 6.3% and an expected terms ranging from 1.1 to 4.4 years.

10.  TRANSACTIONS WITH THE PRINCIPAL SHAREHOLDER:

     Prior to the initial public offering, the Principal Shareholder provided certain corporate and administrative services to the Company, including executive management and professional services (accounting, auditing, and legal). These services were performed for $500,000 in the years ended December 31, 1996 and 1997. These costs were allocated to the Company based on a proportional cost allocation method. During 1998, there were no net charges for administrative services. The Company and its Principal Shareholder also jointly participated in certain employee benefit plans (defined contribution and employee health), and the Company was allocated a portion of these costs on an incremental basis. As of December 31, 1998 the Company's foreign subsidiary, SOFTWORKS International, Ltd. employed 2 individuals that performed services primarily on behalf of the Principal Shareholder. These amounts, and other associated costs are reimbursed to the Company periodically. As of December 31, 1998, the amount owed to the Company by the Principal Shareholder was approximately $188,000, which has subsequently been repaid.

     Management believes that the intercompany charges and cost allocations were reasonable and approximate the expenses that the Company would have incurred had it been operating as a stand-alone entity. Since its public offering, the Company has performed the corporate and administrative functions directly, using its own resources or purchased services, and will continue to be responsible for the costs and expenses associated with the management of a public corporation. As of December 31, 1998, other than as set forth above, the Company had no amounts due from or owed to the Principal Shareholder.

11.  INCOME TAXES:

     The following table summarizes components of income (loss) before income taxes and the provision for both current and deferred income taxes.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
Income (loss) before provision for income taxes:
  United States.............................................  $1,471    $2,579    $4,857
  Foreign...................................................      25      (763)      180
                                                              ------    ------    ------
          Total.............................................  $1,496    $1,816    $5,037
                                                              ======    ======    ======
Provision for income taxes:
  Current --
     United States..........................................  $   --    $  858    $1,769
     Foreign................................................     135        55        30
     State and other........................................      --       150       237
                                                              ------    ------    ------
                                                                 135     1,063     2,036
                                                              ------    ------    ------
  Deferred --
     United States..........................................     505       (27)       40
     Foreign................................................     (16)       --        --
     State and other........................................      80        (6)        4
                                                              ------    ------    ------
                                                                 569       (33)       44
                                                              ------    ------    ------
          Total.............................................  $  704    $1,030    $2,080
                                                              ======    ======    ======

                                SOFTWORKS, INC.

     The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
U.S. Federal statutory tax rate.............................  34.0%    34.0%    34.0%
State and local taxes, net of U.S. federal tax effect.......   6.8      3.5      4.7
Non-U.S. taxes..............................................   5.9      2.0      1.0
Foreign operating (loss) income.............................  (0.6)    14.3     (0.4)
Other.......................................................   1.0      2.9      2.0
                                                              ----     ----     ----
Effective tax rate..........................................  47.1%    56.7%    41.3%
                                                              ====     ====     ====

     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets are summarized as follows:

                                                              1997     1998
                                                              -----    -----
Current:
  Accruals and reserves.....................................  $ 138    $ 306
                                                              -----    -----
                                                                138      306
                                                              -----    -----
Long-Term:
  Fixed and intangible assets...............................    347      115
  Capitalized software......................................    349      369
  Net operating loss carryforwards -- foreign...............    229      200
  Valuation allowance on foreign net operating loss
     carryforwards..........................................   (229)    (200)
                                                              -----    -----
                                                                696      484
                                                              -----    -----
Net deferred tax assets.....................................  $ 834    $ 790
                                                              =====    =====

     In 1997, the Company utilized federal net operating losses generated in 1995 and 1996, aggregating $1,000,000. Included in the deferred tax assets as of December 31, 1997 and 1998, is net operating loss of $763,000 and income of $180,000 from international subsidiaries, resulting in a deferred tax benefit of $229,000 and $200,000, respectively. Most of the net operating loss carryforwards have no expiration date. The Company has provided for full valuation allowances of these international net operating losses.

12.  COMMITMENTS AND CONTINGENCIES:

  Royalty Commitments

     The Company has entered into royalty agreements with several employees of the Company. These agreements call for royalties ranging from 1% to 7% of various product revenue. These agreements range in term from three to five years and contain no provisions for minimum royalties. One agreement is with an officer of the Company and has resulted in royalty expense of $98,000, $188,000 and $115,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The agreement with this officer was terminated in conjunction with the signing of an employment agreement in 1998.

                                SOFTWORKS, INC.

  Employment Agreements

     The Company has entered into employment agreements with several key employees of the Company. These agreements call for an annual aggregate base compensation commitment of $800,000 through 2001.

  Leases

     The Company leases certain computer equipment under long-term non-cancelable leases which are classified as capital leases and are included as part of property and equipment. Operating leases are primarily for office space and equipment.

     At December 31, 1998, the future minimum lease payments under operating and capital leases are summarized as follows (in thousands):

                                                          OPERATING    CAPITAL
YEAR ENDING DECEMBER 31,                                   LEASES      LEASES     TOTAL
------------------------                                  ---------    -------    ------
1999....................................................   $1,080       $269      $1,349
2000....................................................    1,013        269       1,282
2001....................................................      747        268       1,015
2002....................................................      153         --         153
2003....................................................      101         --         101
                                                           ------       ----      ------
          Total.........................................    3,094        806       3,900
Amounts representing interest...........................       --        (59)        (59)
                                                           ------       ----      ------
          Net...........................................   $3,094       $747      $3,841
                                                           ======       ====      ======

     Rent expense approximated $522,000, $896,000 and $1,097,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Employee 401(k) Savings Plan

     The Company provides pension benefits to eligible employees through a 401(k) plan sponsored jointly by the Company and the Principal Shareholder. The Company's allocable share of employer matching contributions to this 401(k) plan approximated $36,000, $52,000 and $77,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Long Term Debt

     The Company's long term debt commitments consist of future amounts due for certain technology purchases (Note 6) and an obligation under a capital lease.

13.  SEGMENT REPORTING:

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in the annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

     The Company is primarily engaged in a single line of business. The Company aggregates and reports revenues from products which have similar economic characteristics in their nature, production, and distribution process. The Company's geographic locations vary between full operating offices and sales

                                SOFTWORKS, INC.

offices. The Company has identified the reportable operating segments as North America and International. These operating segments are representative of the Company's management approach to its evaluation of the operations. The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies. The International segment includes an aggregation of certain operations consisting primarily of sales operations through the Company's international subsidiaries in the United Kingdom, France, Brazil, Australia, Spain, Germany, and Italy, and sales generated through international distributors primarily in Europe and Asia. The following information is presented in accordance with SFAS No. 131 for all periods presented (in thousands):

                                                                   1996
                                    -------------------------------------------------------------------
                                      MAR. 31        JUNE 30       SEPT. 30        DEC. 31       YEAR
                                    -----------    -----------    -----------    -----------    -------
                                    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenue
  North America...................    $ 2,236        $ 2,051        $ 3,188        $ 4,168      $11,643
  International...................        956          1,363            900          1,663        4,882
                                      -------        -------        -------        -------      -------
          Total...................    $ 3,192        $ 3,414        $ 4,088        $ 5,831      $16,525
                                      =======        =======        =======        =======      =======
Operating Income (Loss)
  North America...................    $  (267)       $  (155)       $   441        $   571      $   590
  International...................        110            337             80            379          906
                                      -------        -------        -------        -------      -------
          Total...................    $  (157)       $   182        $   521        $   950      $ 1,496
                                      =======        =======        =======        =======      =======
Identifiable Assets
  North America...................    $11,649        $12,753        $15,241        $21,272      $21,272
  International...................        435            770            851          1,271        1,271
                                      -------        -------        -------        -------      -------
          Total...................    $12,084        $13,523        $16,092        $22,543      $22,543
                                      =======        =======        =======        =======      =======

                                                                   1997
                                    -------------------------------------------------------------------
                                      MAR. 31        JUNE 30       SEPT. 30        DEC. 31       YEAR
                                    -----------    -----------    -----------    -----------    -------
                                    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenue
  North America...................    $ 3,647        $ 5,161        $ 5,709        $ 7,521      $22,038
  International...................      1,019          1,106          1,195          1,412        4,732
                                      -------        -------        -------        -------      -------
          Total...................    $ 4,666        $ 6,267        $ 6,904        $ 8,933      $26,770
                                      =======        =======        =======        =======      =======
Operating Income (Loss)
  North America...................    $  (263)       $   215        $   503        $ 1,901      $ 2,356
  International...................       (233)          (151)          (169)            13         (540)
                                      -------        -------        -------        -------      -------
          Total...................    $  (496)       $    64        $   334        $ 1,914      $ 1,816
                                      =======        =======        =======        =======      =======
Identifiable Assets
  North America...................    $21,240        $23,881        $26,878        $33,015      $33,015
  International...................      1,152          1,307          1,820          2,668        2,668
                                      -------        -------        -------        -------      -------
          Total...................    $22,392        $25,188        $28,698        $35,683      $35,683
                                      =======        =======        =======        =======      =======

                                SOFTWORKS, INC.

                                                        1998
                         -------------------------------------------------------------------      1999
                           MAR. 31        JUNE 30       SEPT. 30        DEC. 31       YEAR       MAR. 31
                         -----------    -----------    -----------    -----------    -------   -----------
                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)              (UNAUDITED)
Revenue
  North America........    $ 5,290        $ 7,022        $ 8,827        $13,812      $34,951     $ 7,033
  International........      1,306          2,032          2,420          3,040        8,798       3,225
                           -------        -------        -------        -------      -------     -------
          Total........    $ 6,596        $ 9,054        $11,247        $16,852      $43,749     $10,258
                           =======        =======        =======        =======      =======     =======
Operating Income (Loss)
  North America........    $  (384)       $   464        $ 1,395        $ 4,588      $ 6,063     $(1,000)
  International........       (589)          (128)          (227)           170         (774)      1,199
                           -------        -------        -------        -------      -------     -------
          Total........    $  (973)       $   336        $ 1,168        $ 4,758      $ 5,289     $   199
                           =======        =======        =======        =======      =======     =======
Identifiable Assets
  North America........    $31,897        $32,457        $39,478        $48,827      $48,827     $43,033
  International........      3,465          4,235          6,517          9,525        9,525      11,459
                           -------        -------        -------        -------      -------     -------
          Total........    $35,362        $36,692        $45,995        $58,352      $58,352     $54,492
                           =======        =======        =======        =======      =======     =======

     Revenue from unaffiliated customers is based on the location of the customer. Operating income (loss) consists of the related income (loss) of the Company's subsidiaries based upon the location of their respective operations. Identifiable assets are those assets used in the Company's operations in those operating segments. No single customer represents greater than five percent of revenues.

14.  INTERIM FINANCIAL DATA -- UNAUDITED:

     The following table of quarterly financial data has been prepared from the financial records of the Company, without audit, and reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented:

                                                             1997 QUARTER ENDED
                                                  -----------------------------------------
                                                  MAR. 31    JUNE 30    SEPT. 30    DEC. 31
                                                  -------    -------    --------    -------
Revenue.........................................  $4,666     $6,267      $6,904     $8,933
Gross margin....................................   4,385      5,943       6,465      8,342
(Loss) income from operations...................    (496)        64         334      1,914
Net (loss) income...............................    (333)       (20)        127      1,012
Basic and diluted (loss) income per share.......   (0.02)     (0.00)       0.01       0.07

                                                           1998 QUARTER ENDED
                                                -----------------------------------------
                                                MAR. 31    JUNE 30    SEPT. 30    DEC. 31
                                                -------    -------    --------    -------
Revenue.......................................  $6,596     $9,054     $11,247     $16,852
Gross margin..................................   5,632      8,334      10,217      15,316
(Loss) income from operations.................    (973)       336       1,168       4,758
Net (loss) income.............................    (767)       (13)        537       3,200
Basic and diluted (loss) income per share.....   (0.05)     (0.00)       0.04        0.20

The sum of the per share amounts may not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year.

                                [SOFTWORKS LOGO]
                                   SOFTWORKS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the distribution, all of which shall be borne by Softworks, are as follows:

SEC Registration Fee........................................    $15,106
NASD Filing Fee.............................................      5,934
NASDAQ Application..........................................          *
Blue Sky Fees and Expenses (including legal fees)...........          *
Transfer Agent Fees.........................................          *
Accounting Fees and Expenses................................          *
Legal Fees and Expenses.....................................          *
Printing and Engraving......................................          *
Miscellaneous...............................................          *
                                                                -------
          Total.............................................    $     *
                                                                -------

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Softworks, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "Delaware Act"), subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the Delaware Act provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise.

     Softworks Certificate of Incorporation and By-laws contain provisions that limit the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Softworks also maintains officers and directors liability insurance. The policy coverage is $10 million, which includes reimbursement for costs and fees, with a maximum deductible for officers and directors of $200,000 for each securities-related claim, and $75,000 for each non-securities related claim.

Softworks is unaware of any pending or threatened litigation against Softworks or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to Softworks and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction that involves a conflict between the interests of Softworks and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions, including grossly negligent business decisions relating to attempts to change control of Softworks.

     The provisions regarding indemnification provide, in essence, that Softworks will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of Softworks, including actions brought by or on behalf of Softworks (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance.

     These provisions diminish the potential rights of action that might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of Softworks in connection with any stockholders derivative action. However, the provisions do not have the effect of limiting the right of a stockholder to enjoin a director from taking actions in breach of the director's fiduciary duty, or to cause Softworks to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken.

     Softworks has entered into indemnification agreements with certain of its officers. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a legal proceeding, including amounts paid in settlement by or on behalf of an indemnitee thereunder.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS
--------
  1.1      Form of Underwriting Agreement**
  1.2      Form of Agreement Among Underwriters**
  1.3      Form of Selected Dealer Agreement**
  3.1      Certificate of Incorporation of Softworks*
  3.2      By-laws of Softworks*
  4.1      Specimen Common Stock Certificate*
  5.1      Form of Opinion and Consent of Blau, Kramer, Wactlar &
           Lieberman, P.C. regarding the legality of the securities
           being registered**

EXHIBITS
--------
  9.       Form of Voting Trust Agreement*
 10.1      Lease Agreement dated June 14, 1994 between Softworks and
           WHT Real Estate Limited Partnership*
 10.2      First Amendment to Lease Agreement*
 10.3      Second Amendment to Lease Agreement*
 10.4      1998 Long-Term Incentive Plan, as amended***
 10.5      Consulting Agreement between Softworks and James Cannavino*
 10.6      Employment Agreement between Softworks and C. R. Kinsey,
           III*
 10.7      Employment Agreement between Softworks and Judy G. Carter, as amended*
 10.8      Employment Agreement between Softworks and Robert
           McLaughlin*
 10.9      Form of Indemnification Agreement between Softworks and its officers and directors*
 10.10     Distribution Agreement dated July 8, 1997 between Softworks and Cognizant Technology Solutions Corporation*
 10.11     1999 Stock Option Plan***
 11.       Computation of Earnings Per Share* *
 21.       The following lists Softworks significant subsidiaries, all of which are wholly-owned by Softworks. The names of certain subsidiaries which do not, when considered in the aggregate, constitute a significant subsidiary have been omitted.


        NAME OF SUBSIDIARY                               JURISDICTION OF INCORPORATION
        ------------------                               -----------------------------
        SOFTWORKS International, Limited            United Kingdom
        SOFTWORKS SavanTechnology International,
          S.A.                                      Spain
        SOFTWORKS International, LTD, Pty.          Australia
        SOFTWORKS SavanTechnology do Brazil Ltda    Brazil
        SOFTWORKS, S.A.                             France
        SOFTWORKS Deutschland GmbH                  Germany
        SOFTWORKS Italia S.r.l.                     Italy
        SOFTWORKS Services Corp.                    Texas
        SOFTWORKS FSC, Inc.                         U.S. Virgin Islands

 23.1      Consent of Arthur Andersen LLP
           Consent of Blau, Kramer, Wactlar & Lieberman, P.C. (included
 23.2      in Exhibit 5)**
 24.       Power of Attorney (included in signature page)
 27.       Financial Data Schedule**

---------------
  * Incorporated by reference to Exhibits to Registration Statement No.
    333-53939

 ** To be filed by amendment

*** Incorporated by reference to Exhibits to Registration Statement No.
    333-77747

  Financial Statement Schedules

     Not applicable.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     For purposes of determining any liability under the Securities Act of 1933 (the "Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) and (4) and Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Alexandria, Virginia on the 11th day of May, 1999.

                                          SOFTWORKS, Inc.

                                          By:      /s/ JUDY G. CARTER
                                            ------------------------------------
                                                       Judy G. Carter
                                                         President
                                                 (Chief Executive Officer)

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 11, 1999, by the following persons in the capacities indicated. Each person whose signature appears below also constitutes and appoints James Cannavino and Judy G. Carter, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                       SIGNATURE                                            TITLE
                       ---------                                            -----

                         By: *                          Chairman of the Board of Directors
   -------------------------------------------------
                  James A. Cannavino

                By: /s/ JUDY G. CARTER                  President, Chief Executive Officer and a
   -------------------------------------------------    Director
                    Judy G. Carter

                         By: *                          Vice President and Secretary
   -------------------------------------------------
                   C.R. Kinsey, III

             By: /s/ ROBERT C. MCLAUGHLIN               Treasurer and Chief Financial Officer
   -------------------------------------------------
                 Robert C. McLaughlin

                         By: *                          Director
   -------------------------------------------------
                     Robert Devine

                         By: *                          Director
   -------------------------------------------------
                     Charles Feld

                *By: /s/ JUDY G. CARTER
   ------------------------------------------------
           Judy G. Carter, Attorney-in-fact